Exhibit 4.42

Dated 21 October 2024

up to $34,000,000

TERM LOAN FACILITY

TITAN OCEAN NAVIGATION CO.
PAROS OCEAN NAVIGATION CO.
as joint and several Borrowers

and

SEANERGY MARITIME HOLDINGS CORP.
as Parent Guarantor

and

ALPHA BANK S.A.
as Original Lender

FACILITY AGREEMENT

relating to
the financing of the purchase option in respect of m.v. "TITANSHIP", the refinancing of the existing indebtedness secured on m.v. "PAROSHIP"
and
the provision of liquidity for working capital purposes

	Index
Clause		Page

Section 1 Interpretation		2
1	Definitions and Interpretation	2
Section 2 The Facility		28
2	The Facility	28
3	Purpose	28
4	Conditions of Utilisation	29
Section 3 Utilisation		31
5	Utilisation	31
Section 4 Repayment, Prepayment and Cancellation		33
6	Repayment	33
7	Prepayment and Cancellation	33
Section 5 Costs of Utilisation		37
8	Interest	37
9	Interest Periods	38
10	Changes to the Calculation of Interest	39
11	Fees	40
Section 6 Additional Payment Obligations		41
12	Tax Gross Up and Indemnities	41
13	Increased Costs	44
14	Other Indemnities	46
15	Mitigation by the Lender	48
16	Costs and Expenses	49
Section 7 Guarantees and Joint and Several Liability of Borrowers		50
17	Guarantee and Indemnity – Parent Guarantor	50
18	Joint and Several Liability of the Borrowers	53
Section 8 Representations, Undertakings and Events of Default		55
19	Representations	55
20	Information Undertakings	62
21	Financial Covenants	64
22	General Undertakings	65
23	Insurance Undertakings	72
24	General Ship Undertakings	77
25	Security Cover	84
26	Accounts and Application of Earnings	85
27	Events of Default	86
Section 9 Changes to The Parties		91
28	Changes to the Lender	91
29	Changes to the Transaction Obligors	92
Section 10 Administration		94
30	Payment Mechanics	94
31	Set-Off	96
32	Conduct of Business by the Lender	96
33	Bail-In	96
34	Notices	97
35	Calculations and Certificates	98
36	Partial Invalidity	99
37	Remedies and Waivers	99

38	Entire Agreement	99
39	Settlement or Discharge Conditional	100
40	Irrevocable Payment	100
41	Amendments	100
42	Confidential Information	100
43	Confidentiality of Funding Rates	103
44	Amendments	104
45	Counterparts	106
46	Data Protection	106
47	Governing Law and Enforcement	108
48	Enforcement	108

Schedules

Schedule 1 The Parties	110
Part A The Obligors	110
Part B The Original Lender	111
Schedule 2 Conditions precedent	112
Part A Conditions precedent to Utilisation Request	112
Part B Conditions precedent to utilisation	115
Schedule 3 Requests	117
Part A Utilisation Request	117
Part B Selection Notice	119
Schedule 4 Form of Compliance Certificate	120
Schedule 5 Details of the Ships	121
Schedule 6 Timetables	122

Execution

Execution Pages	123

THIS AGREEMENT is made on 21 October 2024

PARTIES

(1)
TITAN OCEAN NAVIGATION CO., a corporation incorporated in the Republic of Liberia, with registered number C-125681, whose registered address is at 80 Broad Street, Monrovia, Liberia as a borrower ("Borrower A")

(2)
PAROS OCEAN NAVIGATION CO., a corporation incorporated in the Republic of Liberia, with registered number C-125033, whose registered address is at 80 Broad Street, Monrovia, Liberia as a borrower ("Borrower B")

(3)
SEANERGY MARITIME HOLDINGS CORP., a corporation incorporated in the Republic of the Marshall Islands, with registered number 27721, whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 as guarantor (the "Parent Guarantor")

(4)	ALPHA BANK S.A., acting through its office at 93, Akti Miaouli, GR-185 38, Piraeus, Greece, as lender (the "Original Lender")

BACKGROUND

The Lender has agreed to make available to the Borrowers a secured term loan facility of up to the lesser of (i) $34,000,000 and (ii) circa 45 per cent. of the aggregate Initial Market Value of the Ships, in three advances, for the purposes of:

(A)	financing the Purchase Option of Ship A by way of a loan in a principal amount not exceeding $20,210,000;

(B)	refinancing the Existing Indebtedness in respect of Ship B by way of a loan in a principal amount not exceeding $13,200,000; and

(C)	providing liquidity for working capital purposes in a principal amount of $590,000.

OPERATIVE PROVISIONS

SECTION 1

INTERPRETATION

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

"Account" means each of the Earnings Accounts and the Cash Collateral Account and in plural means both of them.

"Account Bank" means Alpha Bank S.A. acting through its office at 93 Akti Miaouli, 185 38, Piraeus, Greece or any replacement bank or other financial institution as may be approved by the Lender (including without limitation, any Subsidiary of the Lender).

"Account Security" means a document creating Security over an Account in agreed form.

"Adjusted Margin" has the meaning given to it in Clause 8.5 (Margin reset).

"Advance" means Advance A or Advance B or Advance C.

"Advance A" means an amount of up to $20,210,000 for the purpose of financing the Purchase Option Price of Ship A.

"Advance B" means an amount of up to $13,200,000 for the purpose of refinancing the Existing Indebtedness secured on Ship B.

"Advance C" means an amount of up to $590,000 for the purpose of providing liquidity for working capital purposes.

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Approved Brokers" means any firm or firms of insurance brokers approved in writing by the Lender, such approval not to be unreasonably withheld.

"Approved Classification" means, in relation to a Ship, as at the date of this Agreement, the classification in relation to that Ship specified in Schedule 5 (Details of the Ships) or the equivalent classification with another Approved Classification Society.

"Approved Classification Society" means, in relation to a Ship, as at the date of this Agreement, the classification society in relation to that Ship specified in Schedule 5 (Details of the Ships) or any other classification society which is a member of IACS, approved in writing by the Lender.

"Approved Commercial Manager" means in relation to a Ship, as at the date of this Agreement:

(a)	Fidelity Marine Inc.;

(b)	Seanergy Management Corp. ("Seanergy Management");

(c)	a direct or indirect wholly owned Subsidiary of the Parent Guarantor; or

(d)	any other person not being a wholly owned Subsidiary of the Parent Guarantor approved in writing by the Lender as the commercial manager of a Ship.

"Approved Crew Manager" means, in relation to a Ship, as at the date of this Agreement:

(a)	V.Ships Greece Ltd. ("V.Ships"), a corporation incorporated in Bermuda, with registered office at 3rd Floor, Par-La-Ville Place, 14 Par-La-Ville Road, Hamilton HM 08, Bermuda;

(b)
Global Seaways S.A., a company incorporated in the Republic of the Marshall Islands with registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960; or

(c)	or any other person approved in writing by the Lender as the crew manager of that Ship.

"Approved Flag" means, in relation to a Ship, as at the date of this Agreement, the flag in relation to that Ship specified in Schedule 5 (Details of the Ships) or such other flag and, if applicable port of registry, approved in writing by the Lender and a reference to "the Approved Flag" in respect of a Ship shall be a reference to the flag and, if applicable port of registry, under which that Ship is then flagged with the agreement of the Lender.

"Approved Manager" means, in relation to a Ship, the Approved Commercial Manager, the Approved Technical Manager or the Approved Crew Manager of that Ship.

"Approved Technical Manager" means in relation to a Ship, as at the date of this Agreement:

(a)	V.Ships;

(b)
Seanergy Shipmanagement Corp. ("Seanergy Shipmanagement"), a company incorporated in the Republic of the Marshall Islands with registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

(c)	a direct or indirect wholly owned Subsidiary of the Parent Guarantor; or

(d)	any other person not being a direct or indirect wholly owned Subsidiary of the Parent Guarantor approved in writing by the Lender as the technical manager of a Ship.

"Approved Valuer" means Maersk Broker Advisory Services A/S, Clarksons Valuations Limited, Braemar ACM Valuations Limited, Simpson Spence & Young Valuations Services Ltd, Arrow Research Limited, Fearnleys Shipbrokers A/S, Allied Shipbroking Ltd. (or any Affiliate of such person through which valuations are commonly issued) or such other first-class independent sale and purchase shipbroker as may be approved in writing or appointed by the Lender from time to time.

"Article 55 BRRD" means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

"Assignable Charter" means, in relation to a Ship, the relevant Existing Charter and any Charter in respect of that Ship which has or is capable of having, by virtue of any optional extensions, a duration of more than 13 months (or capable of having a remaining duration exceeding 13 months, taking into account any extension options) made on terms and with a Charterer acceptable to the Lender.

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, legalisation or registration.

"Availability Period" means the period from and including the date of this Agreement to and including the earlier of:

(a)	31 October 2024; and

(b)	if earlier, the date on which the Commitment is fully borrowed, cancelled or terminated.

"Available Facility" means the Commitment minus:

(a)	the amount of the outstanding Loan; and

(b)	in relation to any proposed Utilisation, the amount of any Advance that is due to be made on or before the proposed Utilisation Date.

"Bail-In Action" means the exercise of any Write-down and Conversion Powers.

"Bail-In Legislation" means:

(a)
in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)
in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation; and

(c)	in relation to the United Kingdom, the UK Bail-In Legislation.

"Balloon Instalment" shall have the meaning set out in Clause 6.1 (Repayment of Loan).

"Borrower" means Borrower A or Borrower B.

"Break Costs" means the amount (if any) by which:

(a)
the interest (excluding the Margin) which the Lender should have received for the period from the date of receipt of all or any part of the Loan or an Unpaid Sum to the last day of the current Interest Period in relation to the Loan, the relevant part of the Loan or that Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period exceeds

(b)
the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Athens, Piraeus and New York and, in relation to the fixing of an interest rate, which is a US Government Securities Business Day.

"Cash" shall have the meaning given to such term in the Latest Financial Statements (for the avoidance of doubt, including cash equivalents, restricted cash and term deposits).

"Cash Collateral Account" means:

(a)	an account in the name of Seanergy Shipmanagement with the Account Bank; or

(b)
any other account in the name of a Transaction Obligor with the Account Bank which may, with the prior written consent of the Lender, be opened in the place of the account referred to in paragraph (a) above, irrespective of the number or designation of such replacement account; or

(c)	any sub-account of any account referred to in paragraphs (a) or (b) above.

"Charter" means, in relation to a Ship, any charter relating to that Ship, or other contract for its employment, whether or not already in existence (including, for the avoidance of doubt, any Assignable Charter).

"Charter Guarantee" means any guarantee, bond, letter of credit or other instrument (whether or not already issued) supporting a Charter.

"Charterer" means any reputable charterer, acceptable to the Lender in its absolute discretion, which shall enter into an Assignable Charter as charterer and including, without limitation, an Existing Charterer.

"Charterparty Assignment" means the assignment creating Security over the rights of a Borrower under any Assignable Charter and any Charter Guarantee relative thereto in the agreed form.

"Code" means the US Internal Revenue Code of 1986.

"Commercial Management Agreement" means the agreement entered into between an Approved Commercial Manager and Seanergy Management regarding the commercial management of a Ship, whereby the Borrower owning that Ship has acceded thereto by the relevant deed of accession.

"Compliance Certificate" means a certificate in the form set out in Schedule 4 (Form of Compliance Certificate) or in any other form agreed between the Parent Guarantor and the Lender.

"Crew Management Agreement" means the agreement entered into between a Borrower and an Approved Crew Manager regarding the crew management of a Ship.

"Commitment" means $34,000,000, to the extent not cancelled or reduced under this Agreement.

"Confidential Information" means all information relating to any Transaction Obligor, the Finance Documents or the Facility of which the Lender becomes aware in its capacity as, or for the purpose of becoming, the Lender or which is received by the Lender in relation to, or for the purpose of becoming the Lender under, the Finance Documents or the Facility from any Transaction Obligor or any of its advisers in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(a)	information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by the Lender of Clause 42 (Confidential Information);

(ii)	is identified in writing at the time of delivery as non-confidential by any Transaction Obligor or any of its advisers; or

(iii)
is known by the Lender before the date the information is disclosed to it by any Transaction Obligor or any of its advisers or is lawfully obtained by the Lender after that date, from a source which is, as far as the Lender is aware, unconnected with a Transaction Obligor and which, in either case, as far as the Lender is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(b)	any Funding Rate.

"Confidentiality Undertaking" means a confidentiality undertaking in substantially the appropriate form recommended by the LMA from time to time or in any other form agreed between the Borrowers and the Lender.

"Data Protection Legislation" means local laws and regulations on data protection, the GDPR Regulation and any guidelines published by the European Data Protection Board and competent data protection authorities.

"Deed of Covenant" means, in relation to a Ship, the deed of covenant collateral to the Mortgage over that Ship and creating Security over that Ship in agreed form.

"Deed of Release" means a deed releasing the Existing Security in a form acceptable to the Lender.

"Default" means an Event of Default or a Potential Event of Default.

"Delegate" means any delegate, agent, attorney or co-trustee appointed by the Lender.

"Delivery Date" means, in relation to Ship A, the date on which that Ship is delivered by the Lessor to Borrower A under the MOA.

"Disruption Event" means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties or, if applicable, any Transaction Obligor; or

(b)
the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party or, if applicable, any Transaction Obligor preventing that, or any other, Party or, if applicable, any Transaction Obligor:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties or, if applicable, any Transaction Obligor in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party or, if applicable, any Transaction Obligor whose operations are disrupted.

"Document of Compliance" has the meaning given to it in the ISM Code.

"dollars" and "$" mean the lawful currency, for the time being, of the United States of America.

"Earnings" means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to a Borrower or the Lender and which arise out of or in connection with or relate to the use or operation of that Ship, including (but not limited to):

(a)	the following, save to the extent that any of them is, with the prior written consent of the Lender, pooled or shared with any other person:

(i)	all freight, hire and passage moneys including, without limitation, all moneys payable under, arising out of or in connection with a Charter or a Charter Guarantee;

(ii)	the proceeds of the exercise of any lien on sub-freights;

(iii)	compensation payable to a Borrower or the Lender in the event of requisition of that Ship for hire or use;

(iv)	remuneration for salvage and towage services;

(v)	demurrage and detention moneys;

(vi)	without prejudice to the generality of sub-paragraph (i) above, damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Ship;

(vii)	all moneys which are at any time payable under any Insurances in relation to loss of hire;

(viii)	all monies which are at any time payable to a Borrower in relation to general average contribution; and

(b)
if and whenever that Ship is employed on terms whereby any moneys falling within sub-paragraph (i) to (viii) of paragraph (a) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship.

"Earnings Account" means, in relation to a Borrower:

(a)	an account in the name of that Borrower with the Account Bank designated "[name of Borrower] - Earnings Account";

(b)
any other account in the name of that Borrower with the Account Bank which may, with the prior written consent of the Lender, be opened in the place of the account referred to in paragraph (a) above, irrespective of the number or designation of such replacement account; or

(c)	any sub-account of any account referred to in paragraph (a) or (b) above.

"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway.

"Environmental Approval" means any present or future permit, ruling, variance or other Authorisation required under Environmental Law.

"Environmental Claim" means any claim by any governmental, judicial or regulatory authority or any other person which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law and, for this purpose, "claim" includes a claim for damages, compensation, contribution, injury, fines, losses and penalties or any other payment of any kind, including in relation to clean-up and removal, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.

"Environmental Incident" means:

(a)
any release, emission, spill or discharge of Environmentally Sensitive Material whether within a Ship or from a Ship into any other vessel or into or upon the air, water, land or soils (including the seabed) or surface water; or

(b)
any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, water, land or soils (including the seabed) or surface water from a vessel other than any Ship and which involves a collision between any Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or a Ship and/or any Transaction Obligor and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)
any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, water, land or soils (including the seabed) or surface water otherwise than from a Ship and in connection with which a Ship is actually or potentially liable to be arrested and/or where any Transaction Obligor and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action, other than in accordance with an Environmental Approval.

"Environmental Law" means any present or future law relating to vessel disposal, energy efficiency, carbon reduction, emissions, emissions trading, pollution or protection of human health or the environment, to conditions in the workplace, to the carriage, generation, handling, storage, use, release or spillage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.

"Environmentally Sensitive Material" means and includes all contaminants, oil, oil products, toxic substances and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.

"Escrow Agent" means Tanaka & Partners LPC of 17, Kamda Konya-cho, Chiyoda-ku.

"Escrow Agreement" means the escrow agreement dated 18 October 2024 and made between (i) the Escrow Agent, (ii) Borrower A, (iii) the Lessor and (iv) the Lender in respect of the payment of the Purchase Option Price, as the same may be amended and/or supplemented from time to time.

"EU Bail-In Legislation Schedule" means the document described as such and published by the LMA from time to time.

"European Data Protection Board" means the independent European body, which contributes to the consistent application of data protection rules throughout the European Union and promotes cooperation between the European Union's data protection authorities.

"Event of Default" means any event or circumstance specified as such in Clause 27 (Events of Default).

"Existing Charter" means Existing Charter A or Existing Charter B.

"Existing Charter A" means, in respect of Ship A, a time charterparty entered into between Borrower A and Existing Charterer A having a duration of minimum 24 months to maximum 30 months (+/- 15 days in Existing Charterer B's option), commencing on and from the delivery of Ship A to the Existing Charterer A, as evidenced by a recapitulation email dated 23 September 2024.

"Existing Charter B" means, in respect of Ship B, a time charterparty entered into between Borrower B and Existing Charterer B having a duration of minimum 20 months to maximum 24 months (+/- 15 days in Existing Charterer B's option), commencing on and from the delivery of Ship B to the Existing Charterer B, as evidenced by a recapitulation email dated 24 November 2023.

"Existing Charterer" means Existing Charterer A or Existing Charterer B.

"Existing Charterer A" means Costamare Bulkers Inc., a corporation incorporated in the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Majuro, Marshall Islands.

"Existing Charterer B" means Oldendorff Carriers GMBH & CO. KG., a company incorporated in Germany whose registered office is at Willy-Brandt-Allee 6, 23554, Lubeck, Germany.

"Existing Bareboat Charter" means, in relation to Ship A, the bareboat charter agreement dated 9 May 2023 and made between (i) Borrower A, as charterers and (ii) the Lessor, as owner pursuant to which Borrower A shall exercise the purchase option.

"Existing Lender" means the Original Lender, in its capacity as lender under the Existing Loan Agreement.

"Existing Loan Agreement" means the loan agreement dated 15 December 2022 and entered into between Borrower B as borrower and the Existing Lender as lender for the purpose of part financing the purchase price of Ship B.

"Existing Indebtedness" means, in relation to Borrower B, the outstanding Financial Indebtedness of Borrower B on that date under the Existing Loan Agreement amounting to $13,200,000 at the date of this Agreement.

"Existing Security" means any Security created to secure the Existing Indebtedness.

"Facility" means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

"Facility Office" means the office or offices through which the Lender will perform its obligations under this Agreement.

"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)
any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraph (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

"Finance Document" means:

(a)	this Agreement;

(b)	the Utilisation Request;

(c)	any Security Document;

(d)	any Subordination Agreement;

(e)	any other document which is executed for the purpose of establishing any priority or subordination arrangement in relation to the Secured Liabilities; or

(f)	any other document designated as such by the Lender and the Borrowers.

"Financial Indebtedness" means any indebtedness for or in relation to:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in relation to any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)
any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in relation to a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in relation to any guarantee or indemnity for any of the items referred to in paragraph (a) to (h) above.

"Fleet Vessels" means the vessels from time to time owned by the members of the Group (including any vessels bareboat chartered to a member of the Group pursuant to a lease financing) and "Fleet Vessel" means any of them.

"Funding Rate" means any rate notified by the Lender to an Obligor pursuant to sub-paragraph (ii) of paragraph (a) of Clause 10.3 (Cost of funds).

"GAAP" means generally accepted accounting principles in the US, including IFRS.

"General Assignment" means, in relation to a Ship, the general assignment creating Security over that Ship's Earnings, its Insurances and any Requisition Compensation in relation to that Ship in agreed form.

"Group" means the Parent Guarantor and its Subsidiaries from time to time, including, without limitation, the Borrowers.

"Historic Term SOFR" means, in relation to the Loan or any part of the Loan the most recent applicable Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan and which is as of a day which is no more than three US Government Securities Business Days before the Quotation Day.

"Holding Company" means, in relation to a person, any other person in relation to which it is a Subsidiary.

"IACS" means the International Association of Classification Societies.

"IFRS" means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

"Indemnified Person" has the meaning given to it in Clause 14.2 (Other indemnities).

"Initial Market Value" means, in relation to a Ship, the Market Value of that Ship determined pursuant to paragraph 2 of Part B of Schedule 2 (Conditions Precedent).

"Insurances" means, in relation to a Ship:

(a)
all policies and contracts of insurance, including entries of that Ship in any protection and indemnity or war risks association, effected in relation to that Ship, the Earnings or otherwise in relation to that Ship whether before, on or after the date of this Agreement; and

(b)
all rights and other assets relating to, or derived from, any of such policies, contracts or entries, including any rights to a return of premium and any rights in relation to any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement.

"Interest Payment Date" has the meaning given to it in paragraph (a) of Clause 8.2 (Payment of interest).

"Interest Period" means, in relation to the Loan or any part of the Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

"Interpolated Historic Term SOFR" means, in relation to the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:

(i)
the most recent applicable Term SOFR (as of a day which is not more than three US Government Securities Business Days before the Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of the Loan or that part of the Loan; or

(ii)
if no such Term SOFR is available for a period which is less than the Interest Period of the Loan or that part of the Loan, SOFR for a day which is no more than five US Government Securities Business Days (and no less than two US Government Securities Business Days) before the Quotation Day; and

(b)
the most recent applicable Term SOFR (as of a day which is not more than three US Government Securities Business Days before the Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of the Loan or that part of the Loan.

"Interpolated Term SOFR" means, in relation to the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either

(i)	the applicable Term SOFR (as of the Specified Time) for the longest period (for which Term SOFR is available) which is less than the Interest Period of the Loan or that part of the Loan; or

(ii)
if no such Term SOFR is available for a period which is less than the Interest Period of the Loan or that part of the Loan, SOFR for the day (which is two US Government Securities Business Days) before the Quotation Day; and

(b)	the applicable Term SOFR (as of the Specified Time) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of the Loan or that part of the Loan.

"ISM Code" means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention (including the guidelines on its implementation), adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time.

"ISPS Code" means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization's (IMO) Diplomatic Conference of December 2002, as the same may be amended or supplemented from time to time.

"ISSC" means an International Ship Security Certificate issued under the ISPS Code.

"Latest Financial Statements" means, as at the date of calculation, the annual audited consolidated financial statements the Parent Guarantor is obliged to deliver to the Lender pursuant to Clause 20.2 (Financial statements).

"Lender" means:

(a)	the Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become the Lender in accordance with Clause 28 (Changes to the Lender),

which in each case has not ceased to be a Party in accordance with this Agreement.

"Lessor" means MI-DAS LINE S.A., in its capacity as seller under the MOA.

"LMA" means the Loan Market Association or any successor organisation.

"Loan" means the loan to be made available under the Facility or the aggregate principal amount outstanding for the time being of the borrowings under the Facility and a "part of the Loan" means an Advance or any other part of the Loan as the context may require.

"Major Casualty" means, in relation to a Ship, any casualty to that Ship in relation to which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $750,000 or the equivalent in any other currency.

"Management Agreement" means a Commercial Management Agreement, a Technical Management Agreement or a Crew Management Agreement.

"Manager's Undertaking" means the letter of undertaking from the Approved Technical Manager and the letter of undertaking from the Approved Commercial Manager subordinating the rights of the Approved Technical Manager and the Approved Commercial Manager and assigning its rights and interest in the Insurances, respectively against each Ship and each Borrower to the rights of the Lender in agreed form.

"Margin" means:

(a)	2.4 per cent. per annum; or

(b)	at all times when Clause 8.5 (Margin reset) applies, the Adjusted Margin.

"Market Disruption Rate" means the Reference Rate.

"Market Value" means, in relation to a Ship or any other vessel, at any date, an amount determined by the Lender as being an amount equal to:

(a)	the market value of that Ship or vessel shown by a valuation prepared:

(i)	by an Approved Valuer;

(ii)	with or without physical inspection of that Ship or vessel (as the Lender may require); and

(iii)	on the basis of a sale for prompt delivery for cash on normal arm's length commercial terms as between a willing seller and a willing buyer, free of any Charter,

Less

(b)
an amount determined by the Lender as being an amount equal to the amount of the usual and reasonable expenses which would be reasonably likely to be incurred in connection with a sale described in sub‑paragraph (iii) of paragraph (a) above.

"Material Adverse Effect" means in the reasonable opinion of the Lender a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of any Obligor or the Obligors as a whole; or

(b)	the ability of any Obligor to perform its obligations under any Finance Document; or

(c)
the validity or enforceability of, or the effectiveness or ranking of any Security granted or intended to be granted pursuant to any of, the Finance Documents or the rights or remedies of the Lender under any of the Finance Documents.

"Minimum Cash Reserve" has the meaning given to it in Clause 21.1 (Minimum Cash Reserve).

"Minimum Security Cover Ratio" means the minimum Security Cover Ratio as required pursuant to Clause 25.1 (Minimum required security cover).

"MOA" means the memorandum of agreement dated 3 October 2024 and made between (i) Borrower A as buyer and (ii) the Lessor, as seller for the purpose of Borrower A exercising the purchase option under the Existing Bareboat Charter.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

"Mortgage" means, in relation to a Ship, the first preferred or, as the case may be, priority ship mortgage on that Ship in agreed form or any replacement first preferred or first priority ship mortgage on that Ship under the laws of an Approved Flag in agreed form.

"Obligor" means a Borrower or the Parent Guarantor.

"Original Financial Statements" means:

(a)	in relation to the Parent Guarantor, its audited consolidated financial statements for its financial year ended 31 December 2023; and

(b)	in relation to each Borrower, its unaudited financial statements for its financial year ended 31 December 2023.

"Original Jurisdiction" means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement.

"Overseas Regulations" means the Overseas Companies Regulations 2009 (SI 2009/1801).

"Participating Member State" means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

"Party" means a party to this Agreement.

"Perfection Requirements" means the making or procuring of filings, stampings, registrations, notarisations, endorsements, translations and/or notifications of any Finance Document (and/or any Security created under it) necessary for the validity, enforceability (as against the relevant Obligor or any relevant third party) and/or perfection of that Finance Document.

"Permitted Charter" means, in relation to a Ship:

(a)	an Existing Charter;

(b)	a Charter:

(i)	which is a time, voyage or consecutive voyage charter;

(ii)	the duration of which does not exceed and is not capable of exceeding, by virtue of any optional extensions, 13 months;

(iii)	which is entered into on bona fide arm's length terms at the time at which that Ship is fixed; and

(iv)	in relation to which not more than two months' hire is payable in advance,

and any other Charter which is approved in writing by the Lender.

"Permitted Financial Indebtedness" means:

(a)	any Financial Indebtedness incurred under the Finance Documents;

(b)	in relation to Borrower B, until the Utilisation Date, the Existing Indebtedness;

(c)
any Financial Indebtedness that is subordinated to all Financial Indebtedness incurred under the Finance Documents pursuant to a Subordination Agreement or otherwise and which is, in the case of any such Financial Indebtedness of a Borrower, the subject of Subordinated Debt Security; and

(d)	any Financial Indebtedness incurred or created in a Borrower's ordinary course of business up to an amount of $500,000.

"Permitted Security" means:

(a)	Security created by the Finance Documents;

(b)	in relation to Borrower B, until the Utilisation Date, the Existing Security;

(c)	liens for unpaid master's and crew's wages in accordance with first class ship ownership and management practice and not being enforced through arrest;

(d)	liens for salvage;

(e)	liens for master's disbursements incurred in the ordinary course of trading in accordance with first class ship ownership and management practice and not being enforced through arrest; and

(f)	any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of any Ship:

(i)	not as a result of any default or omission by any Borrower;

(ii)	not being enforced through arrest; and

(iii)	subject, in the case of liens for repair or maintenance, to Clause 24.16 (Restrictions on chartering, appointment of managers etc.),

provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested in good faith by appropriate steps and for the payment of which adequate reserves are held and provided further that such proceedings do not give rise to a material risk of the relevant Ship or any interest in it being seized, sold, forfeited or lost);

(g)
Security arising by operation of law in respect of Taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made; and

(h)
any Security created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses where a Borrower is actively prosecuting or defending such proceedings or arbitration in good faith.

"Pledged Amount" has the meaning given to it in Clause 8.5 (Margin Reset).

"Potential Event of Default" means any event or circumstance specified in Clause 27 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Prohibited Person" means any person who is the subject of Sanctions (whether designated by name or by reason of being included in a class of persons to whom the applicable Sanctions apply in accordance with their terms) provided that, in the case of a person:

(a)	who is not themselves a Transaction Obligor, a Subsidiary of a Transaction Obligor or one of their respective directors, officers or employees; and

(b)	who is targeted only by "sectoral sanctions," or other Sanctions that do not generally prohibit transactions with such person,

such person shall be a Prohibited Person with respect to a transaction only to the extent that:

(i)
a Transaction Obligor, the Lender or any other person organised or resident in the US, UK or EU would be prohibited by the law of such jurisdiction from entering into, directly or indirectly, such transaction with such person; or

(ii)	the transaction involving such person would require a specific Authorisation by an applicable Sanctions authority.

"Purchase Option Price" means, in relation to Ship A, the total amount of $20,210,000 payable under the Existing Bareboat Charter pursuant to the terms of the MOA.

"Quotation Day" means in relation to any period for which an interest rate is to be determined, two US Government Securities Business Days before the first day of that period unless market practice differs in the relevant syndicated loan market in which case the Quotation Day will be determined by the Lender in accordance with that market practice (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).

"Quoted Tenor" means any period for which Term SOFR is customarily displayed on the relevant page or screen of an information service.

"Receiver" means a receiver or receiver and manager or administrative receiver of the whole or any part of the Security Assets.

"Reference Rate" means, in relation to the Loan or any part of the Loan:

(a)	the applicable Term SOFR as of the Specified Time and for a period equal in length to the Interest Period of the Loan or that part of the Loan; or

(b)	as otherwise determined pursuant to Clause 10.1 (Unavailability of Term SOFR),

and if, in either case, that rate is less than zero, the Reference Rate shall be deemed to be zero.

"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

"Relevant Jurisdiction" means, in relation to a Transaction Obligor:

(a)	Its Original Jurisdiction;

(b)	any jurisdiction where any asset subject to, or intended to be subject to, any of the Transaction Security created, or intended to be created, by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

"Relevant Market" means the market for overnight cash borrowing collateralised by US Government Securities.

"Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

"Repayment Date" means each date on which a Repayment Instalment is required to be paid under Clause 6.1 (Repayment of Loan).

"Repayment Instalment" has the meaning given to it in Clause 6.1 (Repayment of Loan).

"Repeating Representation" means each of the representations set out in Clause 19 (Representations) except Clause 19.10 (Insolvency), Clause 19.11 (No filing or stamp taxes), Clause 19.12 (Deduction of Tax), Clause 19.13 (No default), Clause 19.16 (Pari passu ranking), Clause 19.17 (No proceedings pending or threatened), Clause 19.21 (No Charter) and paragraph (a)(iii) of Clause 19.34 (Sanctions) and any representation of any Transaction Obligor made in any other Finance Document that is expressed to be a "Repeating Representation" or is otherwise expressed to be repeated.

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

"Requisition" means, in relation to a Ship:

(a)
any expropriation, confiscation, requisition (excluding a requisition for hire or use which does not involve a requisition for title) or acquisition of that Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected (whether de jure or de facto) by any government or official authority or by any person or persons claiming to be or to represent a government or official authority; and

(b)	any capture or seizure of that Ship (including any hijacking or theft) by any person whatsoever.

"Requisition Compensation" includes all compensation or other moneys payable to a Borrower by reason of any Requisition or any arrest or detention of a Ship in the exercise or purported exercise of any lien or claim.

"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.

"Safety Management Certificate" has the meaning given to it in the ISM Code.

"Safety Management System" has the meaning given to it in the ISM Code.

"Sanctioned Country" means a country or territory whose government is the target of Sanctions or that is subject to comprehensive country-wide or territory-wide Sanctions (including, without limitation, as regards US Sanctions, Cuba, Syria, Iran, North Korea, Crimea and Venezuela).

"Sanctioned Ship" means a ship which is the subject of Sanctions.

"Sanctions" means any sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing):

(a)	imposed by law or regulation of the United Kingdom, the Council of the European Union, the United Nations or its Security Council or the United States of America; or

(b)
otherwise imposed by any law or regulation binding on a Transaction Obligor or to which a Transaction Obligor is subject (which shall include without limitation, any extra territorial sanctions imposed by law or regulation of the United States of America).

"Sanctions Advisory" means the Sanctions Advisory for the Maritime Industry, Energy and Metals Sectors, and Related Communities issued May 14, 2020 by the US Department of the Treasury, Department of State and Coast Guard, as may be amended or supplemented, and any similar future advisory.

"Secured Liabilities" means all present and future obligations and liabilities, (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Transaction Obligor to the Lender under or in connection with each Finance Document.

"Security" means a mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.

"Security Assets" means all of the assets of the Transaction Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

"Security Cover Ratio" means, at any relevant time, the aggregate of (i) the Market Value of the Ships and (ii) the net realisable value of additional Security previously provided under Clause 25 (Security Cover), expressed as a percentage of the aggregate amount of the Secured Liabilities.

"Security Document" means:

(a)	any Mortgage;

(b)	any General Assignment;

(c)	any Deed of Covenant;

(d)	any Manager's Undertaking;

(e)	any Account Security;

(f)	any Charterparty Assignment;

(g)	any Subordinated Debt Security;

(h)	any other document (whether or not it creates Security) which is executed as security for the Secured Liabilities; or

(i)	any other document designated as such by the Lender and the Borrowers.

"Security Period" means the period starting on the date of this Agreement and ending on the date on which the Lender is satisfied that there is no outstanding Commitment in force and that the Secured Liabilities have been irrevocably and unconditionally paid and discharged in full.

"Security Property" means:

(a)	the Transaction Security expressed to be granted in favour of the Lender and all proceeds of that Transaction Security;

(b)
all obligations expressed to be undertaken by a Transaction Obligor to pay amounts in relation to the Secured Liabilities to the Lender and secured by the Transaction Security together with all representations and warranties expressed to be given by a Transaction Obligor or any other person in favour of the Lender; and

(c)	the Lender's interest in any turnover trust created under the Finance Documents.

"Selection Notice" means a notice substantially in the form set out in Part B (Selection Notice) of Schedule 3 (Requests) given in accordance with Clause 9 (Interest Periods).

"Ship" means Ship A or Ship B.

"Ship A" means m.v. "TITANSHIP", a bulker carrier type of vessel which is to be registered, on the Delivery Date, in the ownership of Borrower A under an Approved Flag, further details of which are set out opposite its name in Schedule 5 (Details of the Ships).

"Ship B" means m.v. "PAROSHIP", a bulker carrier type of vessel, which is registered in the ownership of Borrower B under an Approved Flag, further details of which are set out opposite its name in Schedule 5 (Details of the Ships).

"SOFR" means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published (before any correction, recalculation or republication by the administrator) by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

"Specified Time" means a day or time determined in accordance with Schedule 6 (Timetables).

"Subordinated Creditor" means:

(a)	a Transaction Obligor; or

(b)	any other person who becomes a Subordinated Creditor in accordance with this Agreement.

"Subordinated Debt Security" means a Security over Subordinated Liabilities entered into or to be entered into by a Subordinated Creditor in favour of the Lender in an agreed form.

"Subordinated Finance Document" means:

(a)	a Subordinated Loan Agreement; and

(b)	any other document relating to or evidencing Subordinated Liabilities.

"Subordinated Liabilities" means all indebtedness owed or expressed to be owed by a Borrower to a Subordinated Creditor whether under the Subordinated Finance Documents or otherwise.

"Subordinated Loan Agreement" means any loan agreement made or to be made between (i) any Borrower and (ii) a Subordinated Creditor.

"Subordination Agreement" means a subordination agreement entered into or to be entered into by (i) a Subordinated Creditor, (ii) a Borrower and (iii) the Lender in agreed form.

"Subsidiary" means a subsidiary within the meaning of section 1159 of the Companies Act 2006.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Tax Credit" has the meaning given to it in Clause 12.1 (Definitions).

"Tax Deduction" has the meaning given to it in Clause 12.1 (Definitions).

"Tax Payment" has the meaning given to it in Clause 12.1 (Definitions).

"Technical Management Agreement" means the agreement entered into between a Borrower and the Approved Technical Manager regarding the technical management of a Ship.

"Term SOFR" means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate).

"Termination Date" means the date falling on the fifth anniversary of the Utilisation Date.

"Third Parties Act" has the meaning given to it in Clause 1.5 (Third party rights).

"Total Loss" means, in relation to a Ship:

(a)	actual, constructive, compromised, agreed or arranged total loss of that Ship; or

(b)
any expropriation, confiscation, requisition (excluding a requisition for hire or use which does not involve a requisition for title) or acquisition of that Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected (whether de jure or de facto) by any government or official authority or by any person or persons claiming to be or to represent a government or official authority, unless that Ship is returned to the full control of the relevant Borrower within 120 days of such Requisition; or

(c)
any capture or seizure of that Ship (including any hijacking or theft) by any person whatsoever, unless that Ship is returned to the full control of the relevant Borrower within 180 days of such Requisition; or

in each case, such later period agreed by the Lender.

"Total Loss Date" means, in relation to the Total Loss of a Ship:

(a)	in the case of an actual loss of that Ship, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of that Ship, the earlier of:

(i)	the date on which a notice of abandonment is given (or deemed or agreed to be given) to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the relevant Borrower with that Ship's insurers in which the insurers agree to treat that Ship as a total loss; and

(c)	in the case of any other type of Total Loss, the date (or the most likely date) on which it appears to the Lender that the event constituting the total loss occurred.

"Transaction Document" means:

(a)	a Finance Document;

(b)	the MOA;

(c)	a Subordinated Finance Document;

(d)	any Assignable Charter;

(e)	any Charter Guarantee;

(f)	any Management Agreement;

(g)	any Deed of Release; or

(h)	any other document designated as such by the Lender and a Borrower.

"Transaction Obligor" means an Obligor, any Approved Manager who is a member of the Group or any other person (other than any Approved Manager who is not a member of the Group) who executes a Transaction Document.

"Transaction Security" means the Security created or evidenced or expressed to be created or evidenced under the Security Documents.

"UK Bail-In Legislation" means Part 1 of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutes or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

"UK Establishment" means a UK establishment as defined in the Overseas Regulations.

"Unpaid Sum" means any sum due and payable but unpaid by a Transaction Obligor under the Finance Documents.

"US" means the United States of America.

"US Government Securities Business Day" means any day other than:

(a)	a Saturday or a Sunday; and

(b)
a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

"US Tax Obligor" means:

(a)	a person which is resident for tax purposes in the US; or

(b)	a person some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

"Utilisation" means a utilisation of the Facility.

"Utilisation Date" means the date of the Utilisation, being the date on which the Loan is to be made.

"Utilisation Request" means a notice substantially in the form set out in Part A (Utilisation Request) of Schedule 3 (Requests).

"VAT" means:

(a)	any value added tax imposed by the Value Added Tax Act 1994;

(b)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(c)
any other tax of a similar nature, whether imposed in the United Kingdom or a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) or (b) above, or imposed elsewhere.

"Write-down and Conversion Powers" means:

(a)
in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)
in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(c)	in relation to any other applicable Bail-In Legislation:

(i)
any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	the "Account Bank", the "Lender", any "Obligor", any "Party", any "Transaction Obligor" or any other person shall be construed so as to include its successors in title and permitted assigns;

(ii)	"assets" includes present and future properties, revenues and rights of every description;

(iii)	a liability which is "contingent" means a liability which is not certain to arise and/or the amount of which remains unascertained;

(iv)
the Lender's "cost of funds" in relation to the funding of the Loan or any part of the Loan is a reference to the average cost (determined either on an actual or a notional basis) which the Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of the Loan or that part of the Loan for a period equal in length to the Interest Period of the Loan or that part of the Loan.

(v)	"document" includes a deed and also a letter, fax, email or telex;

(vi)	"expense" means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable Tax including VAT;

(vii)
a "Finance Document", a "Security Document" or "Transaction Document" or any other agreement or instrument is a reference to that Finance Document, Security Document or Transaction Document or other agreement or instrument as amended, replaced, novated, supplemented, extended or restated;

(viii)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(ix)
"law" includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

(x)	"proceedings" means, in relation to any enforcement provision of a Finance Document, proceedings of any kind, including an application for a provisional or protective measure;

(xi)
a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(xii)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xiii)
a reference to a "Ship", its name, its flag and, if applicable, its port of registry shall include any replacement name, flag and, if applicable, replacement port of registry, in each case, as may be approved in writing from time to time by the Lender;

(xiv)	a provision of law is a reference to that provision as amended or re-enacted from time to time;

(xv)	a time of day is a reference to London time;

(xvi)
any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of a jurisdiction other than England, be deemed to include that which most nearly approximates in that jurisdiction to the English legal term;

(xvii)	words denoting the singular number shall include the plural and vice versa; and

(xviii)	"including" and "in particular" (and other similar expressions) shall be construed as not limiting any general words or expressions in connection with which they are used.

(b)
The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only and are not to be used for the purposes of construction or interpretation of the Finance Documents.

(d)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under, or in connection with, any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Potential Event of Default is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.

1.3	Construction of insurance terms

In this Agreement:

"approved" means, for the purposes of Clause 23 (Insurance Undertakings), approved in writing by the Lender.

"excess risks" means, in respect of a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of that Ship in consequence of its insured value being less than the value at which that Ship is assessed for the purpose of such claims.

"obligatory insurances" means all insurances effected, or which any Borrower is obliged to effect, under Clause 23 (Insurance Undertakings) or any other provision of this Agreement or of another Finance Document.

"policy" includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms.

"protection and indemnity risks" means the usual risks covered by a protection and indemnity association which is a member of the International Group of Protection and Indemnity Associations, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02) (1/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/10/83) (1/11/95) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision.

"war risks" includes the risk of mines and all risks excluded by clauses 29, 30 or 31 of the International Hull Clauses (1/11/02), clauses 29 or 30 of the International Hull Clauses (1/11/03), clauses 24, 25 or 26 of the Institute Time Clauses (Hulls) (1/11/95) or clauses 23, 24 or 25 of the Institute Time Clauses (Hulls) (1/10/83) or any equivalent provision.

1.4	Agreed forms of Finance Documents

References in Clause 1.1 (Definitions) to any Finance Document being in "agreed form" are to that Finance Document:

(a)	in a form attached to a certificate dated the same date as this Agreement (and signed by each Borrower and the Lender); or

(b)	in any other form agreed in writing between each Borrower and the Lender.

1.5	Third party rights

(a)
Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

(c)
Any Affiliate, Receiver or Delegate or any other person described in paragraph (f) of Clause 14.2 (Other indemnities), may, subject to this Clause 1.5 (Third party rights) and the Third Parties Act, rely on any Clause of this Agreement which expressly confers rights on it.

SECTION 2

THE FACILITY

2	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lender makes available to the Borrowers, in one Utilisation, a secured dollar term loan facility in an aggregate amount not exceeding the Commitment, in Advance A, Advance B and Advance C.

2.2	Borrowers' Agent

(a)	Each Borrower by its execution of this Agreement irrevocably appoints the Parent Guarantor to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)
the Parent Guarantor on its behalf to supply all information concerning itself contemplated by this Agreement to the Lender and to give all notices and instructions (including Utilisation Requests), to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Borrower notwithstanding that they may affect the Borrower, without further reference to or the consent of that Borrower; and

(ii)	the Lender to give any notice, demand or other communication to that Borrower pursuant to the Finance Documents to the Parent Guarantor,

and in each case the Borrower shall be bound as though the Borrower itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)
Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Parent Guarantor or given to the Parent Guarantor under any Finance Document on behalf of a Borrower or in connection with any Finance Document (whether or not known to any Borrower) shall be binding for all purposes on that Borrower as if that Borrower had expressly made, given or concurred with it.  In the event of any conflict between any notices or other communications of the Parent Guarantor and any Borrower, those of the Parent Guarantor shall prevail.

3	PURPOSE

3.1	Purpose

Each Borrower shall apply all amounts borrowed by it under the Facility only for the purpose stated in the preamble (Background) to this Agreement.

3.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrowers may not deliver the Utilisation Request unless the Lender has received all of the documents and other evidence listed in Part A of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Lender.

4.2	Conditions precedent to Utilisation Request

The Lender will only be obliged to comply with Clause 5.4 (Lender's Participation) if:

(a)	on the date of the Utilisation Request and on the proposed Utilisation Date and before the Loan is made available:

(i)	no Default which is continuing has occurred or would result from the proposed advance of the Loan;

(ii)	the Repeating Representations to be made by each Transaction Obligor are true in all material respects;

(iii)	no event has occurred which would give rise to the provisions of Clause 10.2 (Market disruption);

(iv)	no event described in paragraph (a) of Clause 7.2 (Change of control) has occurred; and

(v)	no Ship has been sold or become a Total Loss; and

(b)
the Lender has received on or before the proposed Utilisation Date, or is satisfied it will receive when the Loan is made available, all of the documents and other evidence listed in Part A of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Lender.

4.3	Conditions precedent to Utilisation

The Lender shall only be obliged to comply with Clause 5.4 (Lender's participation) if:

(a)	on the Utilisation Date and, in the case of Advance A, before it is released to the Lessor:

(i)	no Default which is continuing has occurred or would result from the proposed Utilisation or, as the case may be, release;

(ii)	the Repeating Representations to be made by each Transaction Obligor are true;

(iii)	no event has occurred which would give rise to the provisions of Clause 10.2 (Market disruption);

(iv)	no Ship has been sold or become a Total Loss; and

(v)	no event described in paragraph (a) of Clause 7.2 (Change of control) has occurred; and

(b)
the Lender has received on the Delivery Date, or is satisfied it will receive when the proposed advance of the Loan is made available, or in the case of Advance A, on the date that such Advance is released to the Lessor, all of the documents and other evidence listed in Part B of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Lender.

4.4	Notification of satisfaction of conditions precedent

The Lender shall notify the Borrowers promptly upon being satisfied as to the satisfaction of the conditions precedent referred to in Clause 4.1 (Initial conditions precedent), Clause 4.2 (Conditions precedent to Utilisation Request) or Clause 4.3 (Conditions precedent to release of Loan).

4.5	Waiver of conditions precedent

If the Lender, at its discretion, permits the Loan to be borrowed before any of the conditions precedent referred to in Clause 4.1 (Initial conditions precedent), Clause 4.2 (Conditions precedent to Utilisation Request) or Clause 4.3 (Conditions precedent to Utilisation) has been satisfied, the Borrowers shall ensure that that condition is satisfied within ten Business Days after the Utilisation Date or such later date as the Lender may agree in writing with the Borrowers.

SECTION 3

UTILISATION

5	UTILISATION

5.1	Delivery of the Utilisation Request

(a)	The Borrowers may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than the Specified Time.

(b)	The Borrowers may not deliver more than one Utilisation Request for the Loan.

5.2	Completion of the Utilisation Request

(a)	The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iii)	all applicable deductible items have been completed; and

(iv)	the proposed Interest Period complies with Clause 9 (Interest Periods).

(b)	Only one Utilisation may be requested in the Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in the Utilisation Request must be dollars.

(b)
The amount of the Loan must be an amount not exceeding the lesser of (i) $34,000,000 and (ii) circa 45 per cent. of the aggregate Initial Market Value of the Ships and shall be available in the following Advances:

(i)	in relation to Advance A, an amount not exceeding $20,210,000;

(ii)	in relation to Advance B, an amount not exceeding $13,200,000; and

(iii)	in relation to Advance C, an amount not exceeding $590,000.

(c)	The amount of the Loan must be an amount which is not more than the Available Facility.

5.4	Lender's Participation

If the conditions set out in this Agreement have been met, the Lender shall make the Loan available by the Utilisation Date through its Facility Office.

5.5	Cancellation of Commitment

On the earlier of the date on which the Loan has been made and the end of the Availability Period, any Commitment which is then unutilised shall be cancelled.

5.6	Retentions and payment to third parties

The Borrowers irrevocably authorise the Lender:

(a)
to deduct from the proceeds of the Loan any fees then payable to the Lender in accordance with Clause 11 (Fees), any solicitors fees and disbursements together with any applicable VAT and any other items listed as deductible items in the Utilisation Request and to apply them in payment of the items to which they relate; and

(b)	on the Utilisation Date, to pay to, or for the account of, the Borrowers the amount of the Loan as follows:

(i)
subject to Clause 5.8 (Prepositioning of funds), in the case of Advance A, to the account of the Escrow Agent which the Borrowers specify in the Utilisation Request, to be held to the order of the Lender in accordance with the terms of the Escrow Agreement;

(ii)	in the case of Advance B, to the account of the Existing Lender under the Existing Loan Agreement which the Borrowers specify in the Utilisation Request; and

(iii)	in the case of Advance C, to the account of Borrower B.

5.7	Disbursement of Loan to third party

Payment by the Lender under Clause 5.6 (Retentions and payment to third parties) to a person other than a Borrower shall constitute the making of the Loan and the Borrowers shall at that time become indebted, as principal and direct obligor, to the Lender in an amount equal to the Loan.

5.8	Prepositioning of funds

If the Lender, at the request of the Borrowers and on terms acceptable to the Lender and in its absolute discretion, prepositions Advance A (the "Prepositioned Funds") with the Lessor's bank or any other bank (including, for the avoidance of doubt, the Escrow Agent's bank), as the Borrowers may have agreed with the Lender in advance of the proposed Utilisation Date and as specified in the Utilisation Request, the following terms shall apply:

(a)
the Prepositioned Funds shall be held to the order of the Lender until such time as the Lender confirms in writing that the Prepositioned Funds may be released to the Lessor in accordance with Clause 5.6 (Retentions and payment to third parties);

(b)	the date on which the Prepositioned Funds are prepositioned shall constitute the Utilisation Date;

(c)
the Obligors agree to pay interest on the amount of the funds so prepositioned at the rate described in Clause 8.1 (Calculation of interest) on the basis of successive interest periods of one day and so that interest shall be paid together with the first payment of interest on the Loan after the Utilisation Date or, if such Utilisation Date does not occur, within three Business Days of demand by the Lender; and

(d)	the Obligors shall, without duplication, indemnify the Lender against any costs, loss or liability it may incur in connection with such arrangement.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6	REPAYMENT

6.1	Repayment of Loan

(a)	The Borrowers shall repay the Loan by:

(i)
twenty (20) consecutive quarterly instalments (each an "Instalment" and together, the "Instalments"), the first four (4) (1st to 4th (both inclusive)) such Instalments each in an amount equal to $1,200,000, followed by sixteen (16) such Instalments (5th to 20th (both inclusive)) each in an amount equal to $900,000; and

(ii)
on the Repayment Date of the last (20th) and final Instalment, a balloon instalment in the amount of $14,800,000 (the "Balloon Instalment" and together with the Instalments, the "Repayment Instalments"), provided that if the amount of the Loan utilised by the Borrowers is less than the Commitment, the Instalments and the Balloon Instalment shall be reduced pro rata by an amount in aggregate equal to such undrawn amount.

(b)
The first Instalment shall be repaid on the date falling three Months after the Utilisation Date, each subsequent Instalment at three monthly intervals thereafter and the last Instalment payable together with the Balloon Instalment on the Termination Date.

6.2	Reduction of Repayment Instalments

If any part of the Facility is cancelled, the Repayment Instalments falling after that cancellation shall be reduced pro rata by the amount cancelled.

6.3	Termination Date

On the Termination Date, the Borrowers shall additionally pay to the Lender all other sums then accrued and owing under the Finance Documents.

6.4	Reborrowing

No Borrower may reborrow any part of the Facility which is repaid.

7	PREPAYMENT AND CANCELLATION

7.1	Illegality and Sanctions affecting the Lender

If it becomes unlawful or contrary to Sanctions in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain all or any part of the Loan or it becomes unlawful for any Affiliate of the Lender for the Lender to do so:

(a)	the Lender shall promptly notify the Borrowers upon becoming aware of that event and upon such notification, the Available Facility will be immediately cancelled; and

(b)
the Borrowers shall prepay the Loan on the last day of the Interest Period for the Loan occurring after the Lender has notified the Borrowers or, if earlier, the date specified by the Lender in the notice delivered to the Borrowers (being no earlier than the last day of any applicable grace period permitted by law) and the Commitment shall be cancelled; and

(c)	accrued interest and all other amounts accrued for the Lender under the Finance Documents shall be immediately due and payable.

7.2	Change of control

(a)	If:

(i)	the Parent Guarantor ceases to directly or indirectly own and control a Borrower; or

(ii)	the Parent Guarantor ceases to be listed on the Nasdaq or any other stock exchange acceptable to the Lender:

(A)	the Parent Guarantor shall promptly notify the Lender upon becoming aware of that event; and

(B)
the Lender may, by not less than 10 Business Days' notice to the Borrowers, cancel the Facility and declare the Loan, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Facility will be cancelled and the Loan and all such outstanding interest and other amounts will become due and payable within 30 Business Days of the change of control event having occurred.

(b)	For the purpose of paragraph (a)(i) above "control" means:

(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	cast, or control the casting of, 100 per cent. of the maximum number of votes that might be cast at a general meeting of a Borrower; or

(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of a Borrower; or

(C)	give directions with respect to the operating and financial policies of a Borrower with which the directors or other equivalent officers of that Borrower are obliged to comply; and/or

(ii)
the holding beneficially of 100 per cent. of the issued share capital of a Borrower (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

7.3	Voluntary and automatic cancellation

(a)
The Borrowers may, if they give the Lender not less than 7 Business Days' (or such shorter period as the Lender may agree) prior notice, cancel the whole or any part (being a minimum amount of $100,000 (or an integral multiple thereof) or such other amount as the Lender may agree) of the Available Facility.

(b)	The unutilised Commitment (if any) shall be automatically cancelled at close of business on the earlier of (a) the Utilisation Date and (b) the end of the Availability Period.

7.4	Voluntary prepayment of Loan

(a)
The Borrowers may, if they give the Lender not less than 7 Business Days (or such shorter period as the Lender may agree) prior notice, prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of $100,000 or a multiple of that amount (or such other amount as the Lender may agree)).

(b)
Any partial prepayment under this Clause 7.4 (Voluntary prepayment of Loan) shall reduce pro rata against the Instalments and the Balloon Instalment falling due after that prepayment by, the amount prepaid or, at the Borrowers' request and in the sole discretion of the Lender, in order of maturity of the Repayment Instalments falling due after the date of such partial prepayment.

7.5	Mandatory prepayment on sale or Total Loss or Refinancing

(a)
If a Ship is sold (without prejudice to paragraph (a) of Clause 22.12 (Disposals)) or becomes a Total Loss or in the case of a refinancing of a Ship by another bank or financial institution (the "Refinancing"), the Borrowers shall on the Relevant Date prepay the Relevant Amount.

(b)	In this Clause 7.5 (Mandatory prepayment on sale or Total Loss or Refinancing):

"Relevant Amount" means an amount which after the application of the prepayment to be made pursuant to this Clause 7.5 (Mandatory prepayment on sale of Total Loss or Refinancing) is equal to (a) the Loan, multiplied by the ratio of the Market Value of the Ship which is sold or has become a Total Loss to the aggregate Market Value of the Ships plus (b) any additional amount, as may be required, so that the Security Cover Ratio immediately after such prepayment is equal to or higher than 125 per cent.

"Relevant Date" means:

(a)	in the case of a sale of a Ship, on the date on which the sale is completed by delivery of that Ship to the buyer of that Ship; and

(b)	in the case of a Total Loss of a Ship, on the earlier of:

(i)	the date falling 180 days after the Total Loss Date; and

(ii)	the date of receipt by the Lender of the proceeds of insurance relating to such Total Loss.

(c)	in the case of the Refinancing, the day on which the amount of the existing indebtedness under this Agreement is repaid or prepaid in full.

(c)
Any remaining proceeds of the sale or Total Loss of a Ship after the prepayment referred to in paragraph (a) above has been made together with all other amounts that are payable on any such prepayment pursuant to the Finance Documents shall be released to the Borrower that owned the relevant Ship Provided that no Event of Default which is continuing has occurred on or prior to the date of such release.

(d)
Unless otherwise agreed between the Lender and the Borrowers, any partial prepayment of the Loan under this Clause 7.5 (Mandatory prepayment on sale or Total Loss or Refinancing) shall reduce pro rata against the Instalments and the Balloon Instalment falling due after that prepayment.

7.6	Restrictions

(a)
Any notice of cancellation or prepayment given by any Party under this Clause 7 (Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and subject to any Break Costs, without premium or penalty.

(c)	Neither Borrower may reborrow any part of the Facility which is prepaid.

(d)	Neither Borrower shall repay or prepay all or any part of the Loan or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Commitment cancelled under this Agreement may be subsequently reinstated.

SECTION 5

COSTS OF UTILISATION

8	INTEREST

8.1	Calculation of interest

The rate of interest on the Loan or any part of the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	Reference Rate for that Interest Period.

8.2	Payment of interest

(a)	The Borrowers shall pay accrued interest on the Loan or any part of the Loan on the last day of each Interest Period (each an "Interest Payment Date").

(b)
If an Interest Period is longer than three Months, the Borrowers shall also pay interest then accrued on the Loan or the relevant part of the Loan on the dates falling at three Monthly intervals after the first day of the Interest Period.

8.3	Default interest

(a)
If a Transaction Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2 per cent. per annum higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted part of the Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Lender. Any interest accruing under this Clause 8.3 (Default interest) shall be immediately payable by the Obligors on demand by the Lender.

(b)	If an Unpaid Sum consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan or that part of the Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan or that part of the Loan; and

(ii)	the rate of interest applying to that Unpaid Sum during that first Interest Period shall be 2 per cent. per annum higher than the rate which would have applied if that Unpaid Sum had not become due.

(c)
Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

8.4	Notifications

The Lender shall promptly notify the Borrowers of the determination of a rate of interest under this Agreement.

8.5	Margin Reset

(a)
The Borrowers, the Parent Guarantor or any of its Subsidiaries may by no later than the first day of any Interest Period (the "Relevant Interest Period") pledge additional cash deposits in the form of time deposits (in increments of $1,000,000) up to the aggregate amount of the Loan outstanding at the time (the "Pledged Amount") in the Cash Collateral Account whereby the Margin for only that part of the Loan being equal to the Pledged Amount, shall be reduced to 0.75 per cent. per annum (the "Adjusted Margin").

(b)
The Obligors shall retain the Pledged Amount in the Cash Collateral Account for the whole duration of the Relevant Interest Period and may only make use of the whole or part of it after the end of the Relevant Interest Period and subject to the Lender receiving notice of such intention of the Borrowers by no later than 11 a.m. (Athens time) on the third Business Day before the beginning of the next Interest Period.

9	INTEREST PERIODS

9.1	Selection of Interest Periods

(a)
The Borrowers may select the Interest Period for the Loan in the Utilisation Request. Subject to paragraph (f) and Clause 9.2 (Changes to Interest Periods), the Borrowers may select each subsequent Interest Period in respect of the Loan in a Selection Notice.

(b)	Each Selection Notice is irrevocable and must be delivered to the Lender by the Borrowers not later than the Specified Time.

(c)
If the Borrowers fail to select an Interest Period in the Utilisation Request or fail to deliver a Selection Notice to the Lender in accordance with paragraphs (a) and (b) above, the relevant Interest Period will, subject to paragraphs (f) below and Clause 9.2 (Changes to Interest Periods), be three Months.

(d)	Subject to this Clause 9 (Interest Periods), the Borrowers may select an Interest Period of one or three Months or any other period agreed between the Borrowers and the Lender.

(e)	An Interest Period in respect of the Loan shall not extend beyond the final Termination Date.

(f)
In respect of a Repayment Instalment, the Borrowers may request in the relevant Selection Notice that an Interest Period for a part of the Loan equal to such Repayment Instalment shall end on the Repayment Date relating to it and, subject to paragraph (d) above, select a longer Interest Period for the remaining part of the Loan.

(g)	The first Interest Period for the Loan shall start on the Utilisation Date and each subsequent Interest Period shall start on the last day of the preceding Interest Period.

(h)	Except for the purposes of paragraph (f) above and Clause 9.2 (Changes to Interest Periods), the Loan shall have one Interest Period only at any time.

9.2	Changes to Interest Periods

(a)
In respect of a Repayment Instalment, before the commencement of an Interest Period, the Lender may establish an Interest Period for a part of the Loan equal to such Repayment Instalment to end on the Repayment Date relating to it and the remaining part of the Loan shall have the Interest Period selected in the relevant Selection Notice, subject to paragraph (d) of Clause 9.1 (Selection of Interest Periods).

(b)	If the Lender makes any change to an Interest Period referred to in this Clause 9.2 (Changes to Interest Periods), it shall promptly notify the Borrowers.

9.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10	CHANGES TO THE CALCULATION OF INTEREST

10.1	Unavailability of Term SOFR

(a)
Interpolated Term SOFR: If no Term SOFR is available for the Interest Period of the Loan or any part of the Loan, the applicable Reference Rate shall be the Interpolated Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan.

(b)
Historic Term SOFR: If no Term SOFR is available for the Interest Period of the Loan or any part of the Loan and it is not possible to calculate the Interpolated Term SOFR, the applicable Reference Rate shall be the Historic Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan.

(c)
Interpolated Historic Term SOFR: If paragraph (b) above applies but no Historic Term SOFR is available for the Interest Period of the Loan or any part of the Loan, the applicable Reference Rate shall be the Interpolated Historic Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan.

(d)
Cost of funds:  If paragraph (b) above applies but it is not possible to calculate the Interpolated Historic Term SOFR, there shall be no Reference Rate for that Loan or that part the Loan and Clause 10.3 (Cost of funds) shall apply to the Loan or that part of the Loan for that Interest Period.

10.2	Market disruption

If before close of business in London on the Quotation Day for the relevant Interest Period, the Borrowers receive notification from the Lender that its cost of funds relating to the Loan or that part of the Loan would be in excess of the Market Disruption Rate then Clause 10.3 (Cost of funds) shall apply to the Loan or that part of the Loan (as applicable) for the relevant Interest Period.

10.3	Cost of funds

(a)
If this Clause 10.3 (Cost of funds) applies to the Loan or that part of the Loan for an Interest Period and the rate of interest on the Loan or that part of the Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)
the rate notified by the Lender to the Borrowers as soon as practicable and in any event within three Business Days of the first day of that Interest Period (or, if earlier, on the date falling two Business Days before interest is due to be paid in respect of that Interest Period) to be that which expresses as a percentage rate per annum its cost of funds relating to the Loan or that part of the Loan; and

(b)
If this Clause 10.3 (Cost of funds) applies and the Lender or the Borrowers so require, the Lender and the Borrowers shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest or (as the case may be) an alternative basis for funding.

(c)	Subject to Clause 44.1 (Changes to reference rates), any substitute or alternative basis agreed pursuant to paragraph (b) above shall be binding on all Parties.

10.4	Break Costs

The Borrowers shall, within three Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of the Loan or an Unpaid Sum being paid by the Borrowers on a day prior to the last day of an Interest Period for the Loan, the relevant part of the Loan or that Unpaid Sum.

11	FEES

11.1	Arrangement fee

The Borrowers shall pay to the Lender on the Utilisation Date, a non-refundable arrangement fee of 0.80 per cent. of the Loan.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

12	TAX GROSS UP AND INDEMNITIES

12.1	Definitions

(a)	In this Agreement:

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

"Tax Payment" means either the increase in a payment made by an Obligor to the Lender under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)
Unless a contrary indication appears, in this Clause 12 (Tax Gross Up and Indemnities) reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)
The Borrowers shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly.  Similarly, the Lender shall notify the Borrowers and that Obligor on becoming so aware in respect of a payment payable to the Lender.

(c)
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)
Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity

(a)
The Obligors shall (within three Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Lender in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on the Lender:

(A)	under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which the Lender's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(B)	relates to a FATCA Deduction required to be made by a Party.

(c)	The Lender shall, if making, or intending to make, a claim under paragraph (a) above, promptly notify the Obligors of the event which will give, or has given, rise to the claim.

12.4	Tax Credit

If an Obligor makes a Tax Payment and the Lender determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was received; and

(b)	the Lender has obtained and utilised that Tax Credit,

the Lender shall pay an amount to the Obligor which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Stamp taxes

The Obligors shall pay and, within three Business Days of demand, indemnify the Lender against any cost, loss or liability which the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	VAT

(a)
All amounts expressed to be payable under a Finance Document by any Party to the Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, if VAT is or becomes chargeable on any supply made by the Lender to any Party under a Finance Document and the Lender is required to account to the relevant tax authority for the VAT, that Party must pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and the Lender must promptly provide an appropriate VAT invoice to that Party).

(b)
Where a Finance Document requires any Party to reimburse or indemnify the Lender for any cost or expense, that Party shall reimburse or indemnify (as the case may be) the Lender for the full amount of such cost or expense, including such part of it as represents VAT, save to the extent that the Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(c)
Any reference in this Clause 12.6 (VAT) to any Party shall, at any time when that Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union or equivalent provisions imposed elsewhere) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or representative or head) of that group or unity at the relevant time (as the case may be).

(d)
In relation to any supply made by the Lender to any Party under a Finance Document, if reasonably requested by the Lender, that Party must promptly provide the Lender with details of that Party's VAT registration and such other information as is reasonably requested in connection with the Lender's VAT reporting requirements in relation to such supply.

12.7	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation or exchange of information regime.

(b)
If a Party confirms to another Party pursuant to sub-paragraph (c) of paragraph (a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)
Paragraph (a) above shall not oblige the Lender to do anything and sub-paragraph (iii) of paragraph (a) above shall not oblige any other Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with sub-paragraphs (i) or (ii) of paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.8	FATCA Deduction

(a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment.

13	INCREASED COSTS

13.1	Increased costs

(a)
Subject to Clause 13.3 (Exceptions), the Borrowers shall, within three Business Days of a demand by the Lender, pay for the account of the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(ii)	compliance with any law or regulation made,

in each case after the date of this Agreement; or

(iii)	the implementation, application of or compliance with Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV.

(b)	In this Agreement:

(i)	"Basel III" means:

(A)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)
the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".

(ii)	"CRD IV" means:

(A)
Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012, as amended by, amongst others, Regulation (EU) 2019/876;

(B)
Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC, as amended by, amongst others, Directive (EU) 2019/878; and

(C)	any other law or regulation which implements Basel III.

(iii)	"Increased Costs" means:

(A)	a reduction in the rate of return from the Facility or on the Lender's (or its Affiliate's) overall capital;

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into the Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

If the Lender intends to make a claim pursuant to Clause 13.1 (Increased costs) it shall promptly notify the Borrowers.

13.3	Exceptions

Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	attributable to a FATCA Deduction required to be made by a Party;

(c)
compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

(d)	compensated for by any payment made pursuant to Clause 14.3 (Mandatory Cost); or

(e)	attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.

14	OTHER INDEMNITIES

14.1	Currency indemnity

(a)
If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall, as an independent obligation, on demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

(a)	Each Obligor shall, on demand, indemnify the Lender and any Receiver and Delegate against:

(i)	any cost, loss or liability incurred by it as a result of:

(A)	the occurrence of any Event of Default;

(B)	a failure by a Transaction Obligor to pay any amount due under a Finance Document on its due date;

(C)
funding, or making arrangements to fund, the Loan requested by the Borrowers in the Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone); or

(D)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrowers; or

(E)	investigating any event which it reasonably believes is a Default; and

(ii)
any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Lender (otherwise than by reason of the Lender's gross negligence or wilful misconduct) or, in the case of any cost, loss or liability pursuant to Clause 30.8 (Disruption to Payment Systems etc.) notwithstanding the Lender's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender in acting as Lender under the Finance Documents.

(b)
Each Obligor shall, on demand, indemnify the Lender, each Affiliate of the Lender and any Receiver and Delegate and each officer or employee of the Lender or its Affiliate or any Receiver or Delegate (as applicable) (each such person for the purposes of this Clause 14.2 (Other indemnities) an "Indemnified Person"), against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by that Indemnified Person pursuant to or in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry, in connection with or arising out of the entry into and the transactions contemplated by the Finance Documents, having the benefit of any Security constituted by the Finance Documents or which relates to the condition or operation of, or any incident occurring in relation to, any Ship unless such cost, loss or liability is caused by the gross negligence or wilful misconduct of that Indemnified Person.

(c)
No Party other than the Lender or the Receiver or Delegate (as applicable) may take any proceedings against any officer, employee or agent of the Lender or the Receiver or Delegate (as applicable) in respect of any claim it might have against the Lender or the Receiver or Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Transaction Document or any Security Property.

(d)
Without limiting, but subject to any limitations set out in paragraph (b) above, the indemnity in paragraph (b) above shall cover any cost, loss or liability incurred by each Indemnified Person in any jurisdiction:

(i)	arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, any Environmental Law or any Sanctions; or

(ii)	in connection with any Environmental Claim.

(e)
Each Obligor shall, on demand, indemnify the Lender and every Receiver and Delegate against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by any of them:

(i)	in relation to or as a result of:

(A)	any failure by a Borrower to comply with its obligations under Clause 16 (Costs and Expenses);

(B)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(C)	the taking, holding, protection or enforcement of the Finance Documents and the Transaction Security;

(D)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Lender and each Receiver and Delegate by the Finance Documents or by law;

(E)	any default by any Transaction Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;

(F)	any action by any Transaction Obligor which vitiates, reduces the value of, or is otherwise prejudicial to, the Transaction Security; and

(G)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under the Finance Documents;

(ii)
which otherwise relates to any of the Security Property or the performance of the terms of this Agreement or the other Finance Documents (otherwise, in each case, than by reason of the Lender's or Receiver's or Delegate's gross negligence or wilful misconduct).

(f)
Any Affiliate or Receiver or Delegate or any officer or employee of the Lender, or of any of its Affiliates or any Receiver or Delegate (as applicable) may rely on this Clause 14.2 (Other indemnities) and the provisions of the Third Parties Act, subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

14.3	Mandatory Cost

Each Borrower shall, on demand by the Lender, pay to the Lender, such amount which the Lender certifies in a notice to the Borrowers to be its good faith determination of the amount necessary to compensate it for complying with:

(a)
if the Lender is lending from a Facility Office in a Participating Member State, the minimum reserve requirements (or other requirements having the same or similar purpose) of the European Central Bank (or any other authority or agency which replaces all or any of its functions) in respect of loans made from that Facility Office; and

(b)
if the Lender is lending from a Facility Office in the United Kingdom, any reserve asset, special deposit or liquidity requirements (or other requirements having the same or similar purpose) of the Bank of England (or any other governmental authority or agency) and/or paying any fees to the Financial Conduct Authority and/or the Prudential Regulation Authority (or any other governmental authority or agency which replaces all or any of their functions), which, in each case, is referable to the Loan.

15	MITIGATION BY THE LENDER

15.1	Mitigation

(a)
The Lender shall, in consultation with the Borrowers, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality and Sanctions affecting the Lender), Clause 12 (Tax Gross Up and Indemnities), or Clause 13 (Increased Costs) including (but not limited to) assigning its rights under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Transaction Obligor under the Finance Documents.

15.2	Limitation of liability

(a)	Each Obligor shall, on demand, indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	The Lender is not obliged to take any steps under Clause 15.1 (Mitigation) if either:

(i)	a Default has occurred and is continuing; or

(ii)	in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

16	COSTS AND EXPENSES

16.1	Transaction expenses

The Obligors shall, on demand, pay the Lender the amount of all costs and expenses (including legal fees) incurred by it in connection with the negotiation, preparation, printing, execution and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement or in a Security Document; and

(b)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment costs

If:

(a)	a Transaction Obligor requests an amendment, waiver or consent;

(b)	an amendment is required pursuant to Clause 30.6 (Change of currency); or

(c)	a Transaction Obligor requests, and the Lender agrees to, the release of all or any part of the Security Assets from the Transaction Security,

the Obligors shall, on demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement and preservation costs

The Obligors shall, on demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document or the Transaction Security and with any proceedings instituted by or against the Lender as a consequence of it entering into a Finance Document, taking or holding the Transaction Security, or enforcing those rights.

SECTION 7

GUARANTEES AND JOINT AND SEVERAL LIABILITY OF BORROWERS

17	GUARANTEE AND INDEMNITY – PARENT GUARANTOR

17.1	Guarantee and indemnity

The Parent Guarantor irrevocably and unconditionally:

(a)	guarantees to the Lender punctual performance by each other Transaction Obligor other than the Parent Guarantor of all such other Transaction Obligor's obligations under the Finance Documents;

(b)
undertakes with the Lender that whenever a Transaction Obligor other than the Parent Guarantor does not pay any amount when due under or in connection with any Finance Document, the Parent Guarantor shall immediately on demand pay that amount as if it were the principal obligor; and

(c)
agrees with the Lender that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Lender immediately on demand against any cost, loss or liability it incurs as a result of a Transaction Obligor other than the Parent Guarantor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due.  The amount payable by the Parent Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 17 (Guarantee and Indemnity – Parent Guarantor) if the amount claimed had been recoverable on the basis of a guarantee.

17.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Transaction Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Transaction Obligor or any security for those obligations or otherwise) is made by the Lender in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Parent Guarantor under this Clause 17 (Guarantee and Indemnity – Parent Guarantor) will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.4	Waiver of defences

The obligations of the Parent Guarantor under this Clause 17 (Guarantee and Indemnity – Parent Guarantor) and in respect of any Transaction Security will not be affected or discharged by an act, omission, matter or thing which, but for this Clause 17.4 (Waiver of defences), would reduce, release or prejudice any of its obligations under this Clause 17 (Guarantee and Indemnity – Parent Guarantor) or in respect of any Transaction Security (without limitation and whether or not known to it or the Lender) including:

(a)	any time, waiver or consent granted to, or composition with, any Transaction Obligor or other person;

(b)	the release of any other Transaction Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect or delay in perfecting, or refusal or neglect to take up or enforce, or delay in taking or enforcing any rights against, or security over assets of, any Transaction Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Transaction Obligor or any other person;

(e)
any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

17.5	Immediate recourse

The Parent Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person (including without limitation to commence any proceedings under any Finance Document or to enforce any Transaction Security) before claiming or commencing proceedings under this Clause 17 (Guarantee and Indemnity – Parent Guarantor).  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6	Appropriations

Until all amounts which may be or become payable by the Transaction Obligors under or in connection with the Finance Documents have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may:

(a)
refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Parent Guarantor shall not be entitled to the benefit of the same; and

(b)
hold in an interest-bearing suspense account any moneys received from the Parent Guarantor or on account of the Parent Guarantor's liability under this Clause 17 (Guarantee and Indemnity – Parent Guarantor).

17.7	Deferral of Parent Guarantor's rights

All rights which the Parent Guarantor at any time has (whether in respect of this guarantee, a mortgage or any other transaction) against any Borrower, any other Transaction Obligor or their respective assets shall be fully subordinated to the rights of the Lender under the Finance Documents and until the end of the Security Period and unless the Lender otherwise directs, the Parent Guarantor will not exercise any rights which it may have (whether in respect of any Finance Document to which it is a Party or any other transaction) by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17 (Guarantee and Indemnity – Parent Guarantor):

(a)	to be indemnified by a Transaction Obligor;

(b)	to claim any contribution from any third party providing security for, or any other guarantor of, any Transaction Obligor's obligations under the Finance Documents;

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Lender;

(d)
to bring legal or other proceedings for an order requiring any Transaction Obligor to make any payment, or perform any obligation, in respect of which the Parent Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Transaction Obligor; and/or

(f)	to claim or prove as a creditor of any Transaction Obligor in competition with the Lender.

If the Parent Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Lender by the Transaction Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Lender and shall promptly pay or transfer the same to the Lender or as the Lender may direct for application in accordance with Clause 30 (Payment Mechanics).

17.8	Additional security

This guarantee and any other Security given by the Parent Guarantor is in addition to and is not in any way prejudiced by, and shall not prejudice, any other guarantee or Security or any other right of recourse now or subsequently held by the Lender or any right of set-off or netting or right to combine accounts in connection with the Finance Documents.

17.9	Applicability of provisions of Guarantee to other Security

Clauses 17.2 (Continuing guarantee), 17.3 (Reinstatement), 17.4 (Waiver of defences), 17.5 (Immediate recourse), 17.6 (Appropriations), 17.7 (Deferral of Parent Guarantor's rights) and 17.8 (Additional security) shall apply, with any necessary modifications, to any Security which the Parent Guarantor creates (whether at the time at which it signs this Agreement or at any later time) to secure the Secured Liabilities or any part of them.

18	JOINT AND SEVERAL LIABILITY OF THE BORROWERS

18.1	Joint and several liability

All liabilities and obligations of the Borrowers under this Agreement shall, whether expressed to be so or not, be joint and several.

18.2	Waiver of defences

The liabilities and obligations of a Borrower shall not be impaired by:

(a)	this Agreement being or later becoming void, unenforceable or illegal as regards any other Borrower;

(b)	the Lender entering into any rescheduling, refinancing or other arrangement of any kind with any other Borrower;

(c)	the Lender releasing any other Borrower or any Security created by a Finance Document;

(d)	any time, waiver or consent granted to, or composition with any other Borrower or other person;

(e)	the release of any other Borrower or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(f)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any other Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(g)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any other Borrower or any other person;

(h)
any amendment, novation, supplement, extension, restatement (however fundamental, and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(i)	any unenforceability, illegality or invalidity of any obligation or any person under any Finance Document or any other document or security; or

(j)	any insolvency or similar proceedings.

18.3	Principal Debtor

Each Borrower declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and the Finance Documents and no Borrower shall, in any circumstances, be construed to be a surety for the obligations of any other Borrower under this Agreement.

18.4	Borrower restrictions

(a)	Subject to paragraph (b) below, during the Security Period no Borrower shall:

(i)
claim any amount which may be due to it from any other Borrower whether in respect of a payment made under, or matter arising out of, this Agreement or any Finance Document, or any matter unconnected with this Agreement or any Finance Document;

(ii)	take or enforce any form of security from any other Borrower for such an amount, or in any way seek to have recourse in respect of such an amount against any asset of any other Borrower;

(iii)	set off such an amount against any sum due from it to any other Borrower;

(iv)	prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving any other Borrower; or

(v)	exercise or assert any combination of the foregoing.

(b)
If during the Security Period, the Lender, by notice to a Borrower, requires it to take any action referred to in paragraph (a) above in relation to any other Borrower, that Borrower shall take that action as soon as practicable after receiving the Lender's notice.

18.5	Deferral of Borrowers' rights

Until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender otherwise directs, no Borrower will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by any other Borrower; or

(b)	to claim any contribution from any other Borrower in relation to any payment made by it under the Finance Documents.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19	REPRESENTATIONS

19.1	General

Each Obligor makes the representations and warranties set out in this Clause 19 (Representations) to the Lender on the date of this Agreement.

19.2	Status

(a)	It is a corporation, duly incorporated and validly existing in good standing under the law of its Original Jurisdiction.

(b)	It and each other Transaction Obligor has the power to own its assets and carry on its business as it is being conducted.

19.3	Share capital and ownership

(a)	Each Borrower is authorised to issue 500 registered shares with no par value, all of which shares have been issued fully paid.

(b)
The Parent Guarantor is authorised to issue 525,000,000 shares consisting of 500,000,000 registered shares of common stock with a par value of US$0.0001 each and 25,000,000 registered shares of preferred stock with a par value of US$0.0001 each, out of which, as at the date of this Agreement, 20,600,991 registered shares of common stock, 20,000 Series B preferred shares, 4,368,750 class D warrants are outstanding to purchase 27,304 registered shares of common stock and 2,694,599 class E warrants are outstanding to purchase 269,459 registered shares of common stock.

(c)	The legal title to and beneficial interest in the shares in each Borrower is held by the Parent Guarantor free of any Security (other than Permitted Security) or any other claim.

(d)	None of the shares in any Borrower is subject to any option to purchase, pre-emption rights or similar rights.

19.4	Binding obligations

The obligations expressed to be assumed by it in each Transaction Document to which each is a party are legal, valid, binding and enforceable obligations.

19.5	Validity, effectiveness and ranking of Security

(a)
Each Finance Document to which it is a party does now or, as the case may be, will upon execution and delivery create, subject to the Perfection Requirements, the Security it purports to create over any assets to which such Security, by its terms, relates, and such Security will, when created or intended to be created, be valid and effective.

(b)	No third party has or will have any Security (except for Permitted Security) over any assets that are the subject of any Transaction Security granted by it.

(c)
Subject to the Perfection Requirements, the Transaction Security granted by it to the Lender has or will when created or intended to be created have first ranking priority or such other priority it is expressed to have in the Finance Documents and is not subject to any prior ranking or pari passu ranking Security.

(d)	No concurrence, consent or authorisation of any person is required for the creation of or otherwise in connection with any Transaction Security.

19.6	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, each Transaction Document to which each is a party do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)
any agreement or instrument binding upon it or any such Transaction Obligor or any such Transaction Obligor's assets or constitute a default or termination event (however described) under any such agreement or instrument.

19.7	Power and authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise:

(i)	the entry into, performance and delivery of, each Transaction Document to which it is or will be a party and the transactions contemplated by those Transaction Documents; and

(ii)	in the case of a Borrower, the registration of the Ship owned by it under the relevant Approved Flag.

(b)
No limit on each Obligor's powers will be exceeded as a result of the borrowing, granting of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

19.8	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(b)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect.

19.9	Governing law and enforcement

(a)	The choice of governing law of each Transaction Document to which it is a party will be recognised and enforced in its Relevant Jurisdictions.

(b)
Any judgment obtained in relation to a Transaction Document to which it is a party in the jurisdiction of the governing law of that Transaction Document will be recognised and enforced in its Relevant Jurisdictions.

19.10	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 27.8 (Insolvency proceedings); or

(b)	creditors' process described in Clause 27.9 (Creditors' process),

has been taken or, to its knowledge, threatened in relation to a member of the Group; and none of the circumstances described in Clause 27.7 (Insolvency) applies to a member of the Group.

19.11	No filing or stamp taxes

Under the laws of its Relevant Jurisdictions it is not necessary that the Finance Documents to which it is a party be registered, filed, recorded, notarised or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents to which it is a party or the transactions contemplated by those Finance Documents except for the registration of a Mortgage, which registration will be made on the date of that Mortgage.

19.12	Deduction of Tax

It is not required to make any Tax Deduction from any payment it may make under any Finance Document to which it is a party.

19.13	No default

(a)
No Event of Default and, on the date of this Agreement and on the Utilisation Date, no Default is continuing or might reasonably be expected to result from the making of a Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)
No other event or circumstance is outstanding which constitutes a default or a termination event (however described) under any other agreement or instrument which is binding on it or to which its assets are subject and which might reasonably expected to have a Material Adverse Effect.

19.14	No misleading information

(a)
Any factual information provided by any member of the Group for the purposes of this Agreement was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial projections contained in any such information have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Nothing has occurred or been omitted from any such information and no information has been given or withheld that results in any such information being untrue or misleading in any material respect.

19.15	Financial Statements

(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied unless expressly disclosed to the Lender in writing to the contrary before the date of this Agreement.

(b)
Its Original Financial Statements give a true and fair view of its financial condition as at the end of the relevant financial year and its results of operations during the relevant financial year (consolidated in the case of the Parent Guarantor) unless expressly disclosed to the Lender in writing to the contrary before the date of this Agreement.

(c)
There has been no material adverse change in its assets, business or financial condition (or the assets, business or consolidated financial condition of the Group, in the case of the Parent Guarantor) since the date of the Original Financial Statements.

(d)	Its most recent financial statements delivered pursuant to Clause 20.2 (Financial statements):

(i)	have been prepared in accordance with Clause 20.3 (Requirements as to financial statements); and

(ii)
give a true and fair view of (if audited) or fairly represent (if unaudited) its financial condition as at the end of the relevant financial year and operations during the relevant financial year (consolidated in the case of the Parent Guarantor).

(e)
Since the date of the most recent financial statements delivered pursuant to Clause 20.2 (Financial statements) there has been no material adverse change in its business, assets or financial condition (or the business or consolidated financial condition of the Group, in the case of the Parent Guarantor).

19.16	Pari passu ranking

Its payment obligations under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.17	No proceedings pending or threatened

(a)
No litigation, arbitration or administrative proceedings or investigations (including proceedings or investigations relating to any alleged or actual breach of the ISM Code or of the ISPS Code) of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it or any other Transaction Obligor.

(b)
No judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body which might reasonably be expected to have a Material Adverse Effect has (to the best of its knowledge and belief (having made due and careful enquiry)) been made against it or any other Transaction Obligor.

19.18	Validity and completeness of the Deed of Release and the MOA

(a)	Each of the Deed of Release and the MOA constitute legal, valid, binding and enforceable obligations of the Existing Lender and the Lessor (as applicable).

(b)	The copies of the Deed of Release and the MOA delivered to the Lender before the date of this Agreement are true and complete copy.

(c)	No amendments or additions to the Deed of Release or the MOA have been agreed nor have any rights under the Deed of Release or the MOA been waived.

19.19	Valuations

(a)
All information supplied by it or on its behalf to an Approved Valuer for the purposes of a valuation delivered to the Lender in accordance with this Agreement was true and accurate as at the date it was supplied or (if appropriate) as at the date (if any) at which it is stated to be given.

(b)	It has not omitted to supply any information to an Approved Valuer which, if disclosed, would adversely affect any valuation prepared by such Approved Valuer.

(c)
There has been no change to the factual information provided pursuant to paragraph (a) above in relation to any valuation between the date such information was provided and the date of that valuation which, in either case, renders that information untrue or misleading in any material respect.

19.20	No breach of laws

No Obligor has breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

19.21	No Charter

Except as disclosed by a Borrower to the Lender in writing on or before the date of this Agreement, neither Ship is subject to any Charter other than a Permitted Charter.

19.22	Compliance with Environmental Laws

All Environmental Laws relating to the ownership, operation and management of each Ship and the business of each member of the Group (as now conducted and as reasonably anticipated to be conducted in the future) and the terms of all Environmental Approvals have been complied with.

19.23	No Environmental Claim

No Environmental Claim has been made or threatened against any Transaction Obligor or either Ship which might reasonably expected to have a Material Adverse Effect.

19.24	No Environmental Incident

No Environmental Incident has occurred and no person has claimed that an Environmental Incident has occurred which could give rise to an Environmental Claim.

19.25	ISM and ISPS Code compliance

All requirements of the ISM Code and the ISPS Code as they relate to each Borrower, any Approved Manager and each Ship have been complied with.

19.26	Taxes paid

(a)	It is not materially overdue in the filing of any Tax returns and it is not overdue in the payment of any amount in respect of Tax.

(b)	No claims or investigations are being, or are reasonably likely to be, made or conducted against it with respect to Taxes.

19.27	Financial Indebtedness

Neither Borrower has any Financial Indebtedness outstanding other than Permitted Financial Indebtedness.

19.28	Overseas companies

No Transaction Obligor has delivered particulars, whether in its name stated in the Finance Documents or any other name, of any UK Establishment to the Registrar of Companies as required under the Overseas Regulations or, if it has so registered, it has provided to the Lender sufficient details to enable an accurate search against it to be undertaken by the Lender at the Companies Registry.

19.29	Good title to assets

It has good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

19.30	Ownership

(a)	With effect on and from the Delivery Date, Borrower A will be the sole legal and beneficial owner of Ship A, its Earnings and its Insurances.

(b)	Borrower B is the sole legal and beneficial owner of Ship B, its Earnings and its Insurances.

(c)
With effect on and from the date of its creation or intended creation, each Transaction Obligor will be the sole legal and beneficial owner of any asset that is the subject of any Transaction Security created or intended to be created by such Transaction Obligor.

(d)
The constitutional documents of each Transaction Obligor do not and could not restrict or inhibit any transfer of the shares of the Borrowers on creation or enforcement of the security conferred by the Security Documents.

19.31	Centre of main interests and establishments

For the purposes of The Council of the European Union Regulation No. 2015/848 on Insolvency Proceedings (recast)(the "Regulation"), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in Greece and it has no "establishment" (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

19.32	Place of business

No Obligor has a place of business in any country other than Greece and its executive office functions are carried out, in the case of each Obligor, at c/o 154 Vouliagmenis Avenue, 166 74 Glyfada, Athens, Greece.

19.33	No employee or pension arrangements

Neither Borrower has any employees or any liabilities under any pension scheme.

19.34	Sanctions

(a)	No Transaction Obligor nor, to the best of the knowledge of each such Transaction Obligor, their respective directors, officers, employees or their respective agents:

(i)	are a Prohibited Person or are otherwise owned or controlled by or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person;

(ii)	own or control a Prohibited Person; or

(iii)	have received notice of or are aware of any claim, action, suit, proceedings or investigation against them with respect to Sanctions.

(b)
Each Transaction Obligor, their Subsidiaries and, to the best of the knowledge of each such Transaction Obligor, their respective directors, officers, employees or their respective agents, are in compliance with Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in such Transaction Obligor being designated as a Prohibited Person.

(c)	Neither Ship is a Sanctioned Ship.

19.35	US Tax Obligor

No Obligor is a US Tax Obligor.

19.36	Anti-corruption law

Each Obligor has conducted its respective business in compliance with applicable anti-corruption laws and has instituted and maintained procedures designed to promote and achieve compliance with such laws, and to the best knowledge and belief of each Obligor, each other Transaction Obligor has conducted its respective business in compliance with applicable anti-corruption laws and has instituted and maintained procedures designed to promote and achieve compliance with such laws.

19.37	Completeness of documents

The copies of any Transaction Documents and any other relevant documents provided or to be provided by the Borrowers to the Lender in accordance with Clause 4 (Conditions of Utilisation) are, or will be, true and accurate copies of the originals and represent, or will represent, the full agreement between the parties to those documents and there are no commission, rebates, premiums or other payments due or to become due in connection with the subject matter of those documents other than as disclosed to, and approved in writing by, the Lender.

19.38	Money Laundering

Any borrowing by the Borrowers under this Agreement, and the performance of its obligations under the Finance Documents, will be for its own account and will not involve any breach by it of any law or regulatory measure relating to "money laundering" as defined in Article 1 of the Directive 2015/849/EC of the European Parliament and of the Council of the European Communities.

19.39	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of the Utilisation Request and the first day of each Interest Period.

20	INFORMATION UNDERTAKINGS

20.1	General

The undertakings in this Clause 20 (Information Undertakings) remain in force throughout the Security Period unless the Lender otherwise permits.

20.2	Financial statements

The Obligors shall supply to the Lender:

(a)
as soon as they become available, but in any event within 180 days after the end of each of its financial years, the annual audited consolidated financial statements of the Parent Guarantor for that financial year; and

(b)
as soon as they become available, but in any event within 180 days after the end of each of their respective financial years, the annual unaudited financial statements of each Borrower for that financial year.

20.3	Compliance Certificate

(a)
The Parent Guarantor shall supply to the Lender a Compliance Certificate together with each set of financial statements delivered pursuant to paragraph (a) of Clause 20.2 (Financial statements), setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial Covenants) as at the date as at which those financial statements were drawn up and shall be reported on by the Parent Guarantor's auditors in the form agreed by the Parent Guarantor and the Lender before the date of this Agreement.

(b)	Each Compliance Certificate shall be signed by a senior officer (including, for the avoidance of doubt, the Chief Financial Officer) of the Parent Guarantor.

20.4	Requirements as to financial statements

(a)
Each set of financial statements delivered by the Obligors pursuant to Clause 20.2 (Financial statements) shall be certified by an officer of the relevant company as giving a true and fair view (if audited) or fairly representing (if unaudited) its financial condition and operations as at the date as at which those financial statements were drawn up.

(b)	The Borrowers shall procure that each set of financial statements delivered pursuant to Clause 20.2 (Financial statements) is prepared using GAAP.

20.5	DAC6

(a)	In this Clause 20.5 (DAC6), "DAC6" means the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU or any replacement legislation applicable in the United Kingdom.

(b)	The Parent Guarantor shall supply to the Lender:

(i)
promptly upon the making of such analysis or the obtaining of such advice, any analysis made or advice obtained on whether any transaction contemplated by the Transaction Documents or any transaction carried out (or to be carried out) in connection with any transaction contemplated by the Transaction Documents contains a hallmark as set out in Annex IV of DAC6 or is required to be disclosed pursuant to The International Tax Enforcement (Disclosable Arrangements) Regulations 2023; and

(ii)
promptly upon the making of such reporting and to the extent permitted by applicable law and regulation, any reporting made to any governmental or taxation authority by or on behalf of any member of the Group or by any adviser to such member of the Group in relation to DAC6 or any law or regulation which implements DAC6 or under The International Tax Enforcement (Disclosable Arrangements) Regulations 2023 and any unique identification number issued by any governmental or taxation authority to which any such report has been made (if available).

20.6	Information: miscellaneous

Each Obligor shall supply to the Lender:

(a)	all documents dispatched by it to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings or investigations (including proceedings or investigations relating to any alleged or actual breach of the ISM Code or of the ISPS Code) which are current, threatened or pending against any Transaction Obligor and which might, if adversely determined, have a Material Adverse Effect;

(c)
promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against any Transaction Obligor and which might have a Material Adverse Effect;

(d)	promptly, its constitutional documents where these have been amended or varied;

(e)	promptly, such further information and/or documents regarding:

(i)	each Ship, goods transported on each Ship, its Earnings and its Insurances;

(ii)	the Security Assets;

(iii)	compliance of the Transaction Obligors with the terms of the Finance Documents;

(iv)	the financial condition, business and operations of any Transaction Obligor,

as the Lender may reasonably request;

(f)	bank statements from any relevant account bank as evidence of compliance with Clause 21.1 (Minimum Cash Reserve); and

(g)
promptly, such further information and/or documents as the Lender may reasonably request so as to enable the Lender to comply with any laws applicable to it or as may be required by any regulatory authority.

20.7	Notification of Default

(a)
Each Obligor shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)
Promptly upon a request by the Lender, each Borrower shall supply to the Lender a certificate signed by its senior officer on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.8	"Know your customer" checks

If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of a Transaction Obligor (including, without limitation, a change of ownership of a Transaction Obligor) after the date of this Agreement; or

(c)	a proposed assignment or transfer by the Lender of any of its rights and obligations under this Agreement,

obliges the Lender (or, in the case of paragraph (c) above, any prospective assignee) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective assignee) in order for the Lender or, in the case of the event described in paragraph (c) above, any prospective assignee to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

21	FINANCIAL COVENANTS

21.1	Minimum Cash Reserve

(a)
The Parent Guarantor shall ensure that at all times it shall maintain Cash in an amount not less than the product of (i) the number of Fleet Vessels and (ii) $500,000 per Fleet Vessel (the "Minimum Cash Reserve").

(b)
The financial covenant set out in paragraph (a) above shall be tested by reference to the financial statements of the Parent Guarantor delivered pursuant to paragraph (a) of Clause 20.2 (Financial Statements) and each Compliance Certificate delivered pursuant to Clause 20.3 (Compliance Certificate).

22	GENERAL UNDERTAKINGS

22.1	General

The undertakings in this Clause 22 (General Undertakings) remain in force throughout the Security Period except as the Lender may otherwise permit.

22.2	Authorisations

Each Obligor shall, and shall procure that each other Transaction Obligor will, promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect;

(b)	supply certified copies to the Lender of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction or the state of the Approved Flag at any time of each Ship to enable it to:

(i)	perform its obligations under the Transaction Documents to which it is a party;

(ii)
ensure the legality, validity, enforceability or admissibility in evidence in any Relevant Jurisdiction or in the state of the Approved Flag at any time of each Ship of any Transaction Document to which it is a party;

(iii)	own and operate each Ship (in the case of the Borrowers); and

(c)
without prejudice to the generality of the above, ensure that if, but for the obtaining of an Authorisation, an Obligor would be in breach of any of the provisions of this Agreement which relate to Sanctions or, by reason of Sanctions, would be prohibited from performing any provision of this Agreement, such an Authorisation is obtained so as to avoid such breach or to enable such performance.

22.3	Compliance with laws

Each Obligor shall, and shall procure that each other Transaction Obligor will, comply in all respects with all laws and regulations to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

22.4	Environmental compliance

Each Obligor shall, and shall procure that each other Transaction Obligor will:

(a)	comply with all Environmental Laws;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Approvals;

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law, where failure to do so has or is reasonably likely to have a Material Adverse Effect.

22.5	Environmental Claims

Each Obligor shall, and shall procure that each other Transaction Obligor will, promptly upon becoming aware of the same, inform the Lender in writing of:

(a)	any Environmental Claim against any Transaction Obligor which is current, pending or threatened; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any Transaction Obligor,

where the claim, if determined against that Transaction Obligor, has or is reasonably likely to have a Material Adverse Effect.

22.6	Taxation

(a)
Each Obligor shall, and shall procure that each other Transaction Obligor will, pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)
adequate reserves are maintained for those Taxes and the costs required to contest them and both have been disclosed in its latest financial statements delivered to the Lender under Clause 20.2 (Financial statements); and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

(b)	No Obligor shall, and the Obligors shall procure that no other Transaction Obligor will, change its residence for Tax purposes.

22.7	Overseas companies

Each Obligor shall, and shall procure that each other Transaction Obligor will, promptly inform the Lender if it delivers to the Registrar particulars required under the Overseas Regulations of any UK Establishment and it shall comply with any directions given to it by the Lender regarding the recording of any Transaction Security on the register which it is required to maintain under The Overseas Companies (Execution of Documents and Registration of Charges) Regulations 2009.

22.8	No change to centre of main interests

No Obligor shall change the location of its centre of main interest (as that term is used in Article 3(1) of the Regulation) from that stated in relation to it in Clause 19.31 (Centre of main interests and establishments) and it will create no "establishment" (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

22.9	Pari passu ranking

Each Obligor shall, and shall procure that each other Transaction Obligor will, ensure that at all times any unsecured and unsubordinated claims of the Lender against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

22.10	Title

(a)	With effect from the Delivery Date, Borrower A shall hold the legal title to, and own the entire beneficial interest in Ship A, its Earnings and its Insurances.

(b)	Borrower B shall hold the legal title to, and own the entire beneficial interest in Ship B, its Earnings and its Insurances.

(c)
With effect on and from its creation or intended creation, each Obligor shall hold the legal title to, and own the entire beneficial interest in any other assets the subject of any Transaction Security created or intended to be created by such Obligor.

22.11	Negative pledge

(a)	No Obligor shall create or permit to subsist any Security over any of its assets which are the subject of the Security created or intended to be created by the Finance Documents.

(b)	Neither Borrower shall:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Permitted Security.

22.12	Disposals

(a)	No Obligor shall, enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of:

(i)	in the case of a Borrower, any asset (including without limitation its Ship, its Earnings or its Insurances); and

(ii)	in the case of the Parent Guarantor, all or substantially all of its assets.

(b)	Paragraph (a) above does not apply to:

(i)	any Charter as all Charters are subject to Clause 24.16 (Restrictions on chartering, appointment of managers etc.); and

(ii)	a sale of a Ship Provided that the Borrowers comply with the prepayment obligations in Clause 7 (Prepayment and Cancellation).

22.13	Merger

No Obligor shall enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than an amalgamation, demerger, merger, consolidation or corporate reconstruction of the Parent Guarantor under which the Parent Guarantor is the surviving entity.

22.14	Change of business

(a)	The Parent Guarantor shall procure that no substantial change is made to the general nature of the business of the Parent Guarantor or the Group from that carried on at the date of this Agreement.

(b)	Neither Borrower shall engage in any business other than the ownership and operation of its Ship.

22.15	Financial Indebtedness

Neither Borrower shall incur or permit to be outstanding any Financial Indebtedness except for Permitted Financial Indebtedness and any Financial Indebtedness to be incurred in the normal course of a Borrower's operations, with the Lender's prior written consent.

22.16	Expenditure

Neither Borrower shall incur any expenditure, except for expenditure reasonably incurred in the ordinary course of owning, operating, insuring, maintaining and repairing its Ship.

22.17	Share capital

Neither Borrower shall:

(a)	purchase, cancel or redeem any of its issued shares;

(b)	increase or reduce the number of shares it is authorised to issue;

(c)
issue any further shares other than to the Parent Guarantor and provided such new shares are made subject to the terms of a shares security applicable to that Borrower immediately upon the issue of such new shares in a manner satisfactory to the Lender and the terms of that shares security are complied with;

(d)	appoint any further director or officer of that Borrower (unless the provisions of the shares security applicable to that Borrower are complied with).

22.18	Dividends

Neither Borrower shall, following the occurrence of an Event of Default which is continuing or would result from such payment or declaration:

(a)
declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(b)	repay or distribute any dividend or share premium reserve;

(c)	pay any management, advisory or other fee to or to the order of any of its shareholders; or

(d)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.

22.19	Other transactions

Neither Borrower shall:

(a)	be the creditor in respect of any loan or any form of credit to any person other than another Transaction Obligor and where such loan or form of credit is Permitted Financial Indebtedness;

(b)
give or allow to be outstanding any guarantee or indemnity to or for the benefit of any person in respect of any obligation of any other person or enter into any document under which that Borrower assumes any liability of any other person other than any guarantee or indemnity given under the Finance Documents;

(c)	enter into any material agreement other than:

(i)	the Transaction Documents;

(ii)	any other agreement expressly allowed under any other term of this Agreement; and

(d)	enter into any transaction on terms which are, in any respect, less favourable to that Borrower than those which it could obtain in a bargain made at arms' length; or

(e)	acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks.

22.20	Unlawfulness, invalidity and ranking; Security imperilled

No Obligor shall, and the Obligors shall procure that no other Transaction Obligor will, do (or fail to do) or cause or permit another person to do (or omit to do) anything which is likely to:

(a)	make it unlawful or contrary to Sanctions for a Transaction Obligor to perform any of its obligations under the Transaction Documents;

(b)	cause any obligation of a Transaction Obligor under the Transaction Documents to cease to be legal, valid, binding or enforceable;

(c)	cause any Transaction Document to cease to be in full force and effect;

(d)	cause any Transaction Security to rank after, or lose its priority to, any other Security; and

(e)	imperil or jeopardise the Transaction Security.

22.21	Sanctions undertakings

(a)
No proceeds of the Loan or any part of the Loan shall be made available, directly or indirectly, to or for the benefit of a Prohibited Person nor shall they be otherwise, directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions, or to fund any activity in a Sanctioned Country or in any manner which would cause the Lender to be in breach of or made subject to Sanctions, or at risk of being in breach of or made subject to Sanctions.

(b)
No Transaction Obligor shall fund all or any part of any payment or repayment under the Loan out of proceeds directly or indirectly derived from any activity in a Sanctioned Country or any transaction with a Prohibited Person, or out of proceeds directly or indirectly derived from any other transactions which would be prohibited by Sanctions or in any other manner which would cause the Lender to be in breach of or made subject to Sanctions, or at risk of being in breach of or made subject to Sanctions and no such proceeds shall be paid into an Earnings Account.

(c)
Each of the Transaction Obligors has implemented and shall maintain in effect a Sanctions compliance policy which, in accordance with the recommendations of the Sanctions Advisory, is designed to ensure compliance by each such Transaction Obligor, their Subsidiaries and their respective directors, officers, employees and agents with Sanctions.

22.22	Further assurance

(a)
Each Obligor shall, and shall procure that each other Transaction Obligor will, promptly, and in any event within the time period specified by the Lender do all such acts (including procuring or arranging any registration, notarisation or authentication or the giving of any notice) or execute or procure execution of all such documents (including assignments, transfers, mortgages, charges, notices, instructions, acknowledgments, proxies and powers of attorney), as the Lender may reasonably specify (and in such form as the Lender may require in favour of the Lender or its nominee(s)):

(i)
to create, perfect, vest in favour of the Lender or protect the priority of the Security or any right of any kind created or intended to be created under or evidenced by the Finance Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Lender or any Receiver or Delegate provided by or pursuant to the Finance Documents or by law;

(ii)
to confer on the Lender Security over any property and assets of that Transaction Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Finance Documents;

(iii)
to facilitate or expedite the realisation and/or sale of, the transfer of title to or the grant of, any interest in or right relating to the assets which are, or are intended to be, the subject of the Transaction Security or to exercise any power specified in any Finance Document in respect of which the Security has become enforceable; and/or

(iv)	to enable or assist the Lender to enter into any transaction to commence, defend or conduct any proceedings and/or to take any other action relating to any item of the Security Property.

(b)
Each Obligor shall, and shall procure that each other Transaction Obligor will, take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Lender by or pursuant to the Finance Documents.

(c)
At the same time as an Obligor delivers to the Lender any document executed by itself or another Transaction Obligor pursuant to this Clause 22.22 (Further assurance), that Obligor shall deliver, or shall procure that such other Transaction Obligor will deliver, to the Lender reasonable evidence that that Obligor's or Transaction Obligor's execution of such document has been duly authorised by it.

22.23	Financial developments

Without prejudice to the obligations of the Obligors pursuant to Clause 20.6 (Information miscellaneous), the Obligors shall promptly inform the Lender of all major financial developments affecting the Obligors or any Approved Manager, including but not limited to their financial standing, commitments and operations as the Lender may reasonably request from time to time.

22.24	Anti-corruption law

(a)
Each Obligor shall not directly or indirectly use the proceeds of the Loan for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

(b)	Each Obligor shall:

(i)	conduct its businesses in compliance with applicable anti-corruption laws; and

(ii)	maintain procedures designed to promote and achieve compliance with such laws.

22.25	No variation, release etc. of MOA

Borrower A shall not, whether by a document, by conduct, by acquiescence or in any other way:

(a)	vary the MOA; or

(b)
release, waive, suspend, subordinate or permit to be lost or impaired any interest or right of any kind which Borrower A has at any time to, in or in connection with, the MOA or in relation to any matter arising out of or in connection with the MOA.

22.26	Provision of information relating to MOA

Without prejudice to Clause 20.6 (Information: miscellaneous), Borrower A shall:

(a)
immediately inform the Lender if any breach of the MOA occurs or a serious risk of such a breach arises and of any other event or matter affecting the MOA which has or is reasonably likely to have a Material Adverse Effect; and

(b)	upon the reasonable request of the Lender, keep the Lender informed as to any notice of readiness of delivery of Ship A.

22.27	No assignment etc. of MOA

Borrower A shall not assign, novate, transfer or dispose of any of its rights or obligations under the MOA.

23	INSURANCE UNDERTAKINGS

23.1	General

The undertakings in this Clause 23 (Insurance Undertakings) remain in force from the date of this Agreement throughout the rest of the Security Period except as the Lender may otherwise permit.

23.2	Maintenance of obligatory insurances

Each Borrower shall keep the Ship owned by it insured at its expense against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks;

(c)	protection and indemnity risks; and

(d)
any other risks against which the Lender considers, having regard to practices and other circumstances prevailing at the relevant time, it would be reasonable for that Borrower to insure and which are specified by the Lender by notice to that Borrower.

23.3	Terms of obligatory insurances

Each Borrower shall effect such insurances:

(a)	in dollars;

(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of:

(i)	125 per cent. of the amount of the Loan; and

(ii)	the Market Value of the Ships;

(c)
in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market;

(d)	in the case of protection and indemnity risks, in respect of the full tonnage of its Ship;

(e)	on approved terms; and

(f)
through Approved Brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

23.4	Further protections for the Lender

In addition to the terms set out in Clause 23.3 (Terms of obligatory insurances), each Borrower shall procure that the obligatory insurances effected by it shall:

(a)	subject always to paragraph (b), name that Borrower as the sole named insured unless the interest of every other named insured is limited:

(i)	in respect of any obligatory insurances for hull and machinery and war risks;

(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and

(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and

(ii)
in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;

and every other named insured has undertaken in writing to the Lender (in such form as it requires) that any deductible shall be apportioned between that Borrower and every other named insured in proportion to the gross claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;

(b)
whenever the Lender requires, name (or be amended to name) the Lender as additional named insured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Lender, but without the Lender being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(c)	name the Lender as loss payee with such directions for payment as the Lender may specify;

(d)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Lender shall be made without set off, counterclaim or deductions or condition whatsoever;

(e)	provide that the obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Lender; and

(f)	provide that the Lender may make proof of loss if that Borrower fails to do so.

23.5	Renewal of obligatory insurances

Each Borrower shall:

(a)	at least 21 days before the expiry of any obligatory insurance effected by it:

(i)
notify the Lender of the Approved Brokers (or other insurers) and any protection and indemnity or war risks association through or with which it proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Lender's approval to the matters referred to in sub-paragraph (i) above;

(b)	at least 7 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Lender's approval pursuant to paragraph (a) above; and

(c)
procure that the Approved Brokers and/or the approved war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Lender in writing of the terms and conditions of the renewal.

23.6	Copies of policies; letters of undertaking

Each Borrower shall ensure that the Approved Brokers provide the Lender with:

(a)	pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew; and

(b)	a letter or letters of undertaking in a form required by the Lender and including undertakings by the Approved Brokers that:

(i)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 23.4 (Further protections for the Lender);

(ii)	they will hold such policies, and the benefit of such insurances, to the order of the Lender in accordance with such loss payable clause;

(iii)	they will advise the Lender immediately of any material change to the terms of the obligatory insurances;

(iv)	they will, if they have not received notice of renewal instructions from the relevant Borrower or its agents, notify the Lender not less than 7 days before the expiry of the obligatory insurances;

(v)	if they receive instructions to renew the obligatory insurances, they will promptly notify the Lender of the terms of the instructions;

(vi)
they will not set off against any sum recoverable in respect of a claim relating to the Ship owned by that Borrower under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts; and

(vii)	they will arrange for a separate policy to be issued in respect of the Ship owned by that Borrower forthwith upon being so requested by the Lender.

23.7	Copies of certificates of entry

Each Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by it is entered provide the Lender with:

(a)	a copy of the certificate of entry for that Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Lender; and

(c)	a copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to that Ship.

23.8	Deposit of original policies

Each Borrower shall ensure that all policies relating to obligatory insurances effected by it are deposited with the Approved Brokers through which the insurances are effected or renewed.

23.9	Payment of premiums

Each Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances effected by it and produce all relevant receipts when so required by the Lender.

23.10	Guarantees

Each Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

23.11	Compliance with terms of insurances

(a)
No Borrower shall do or omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part.

(b)	Without limiting paragraph (a) above and without prejudice to the Borrowers' obligations under Clause 23 (General Ship Undertakings), each Borrower shall:

(i)
take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in sub-paragraph (iii) of paragraph (b) of Clause 23.6 (Copies of policies; letters of undertaking)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Lender has not given its prior approval;

(ii)
not make any changes relating to the classification or classification society or manager or operator of the Ship owned by it unless they are approved by the underwriters of the obligatory insurances (to the extent this is required under the terms of the obligatory insurances);

(iii)
make (and promptly supply copies to the Lender of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship owned by it is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(iv)
not employ the Ship owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

23.12	Alteration to terms of insurances

Neither Borrower shall make or agree to any alteration to the material terms of any obligatory insurance or waive any right relating to any obligatory insurance, subject to the prior written consent of the Lender (such consent not to be unreasonably withheld or delayed).

23.13	Settlement of claims

Each Borrower shall:

(a)	not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty; and

(b)
do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

23.14	Provision of copies of communications

Each Borrower shall provide the Lender, at the time of each such material communication (being any communication which is of a routine nature), with copies of all written communications between that Borrower and:

(a)	the Approved Brokers;

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters,

which relate directly or indirectly to:

(i)	that Borrower's obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)
any credit arrangements made between that Borrower and any of the persons referred to in paragraphs (a) or (b) above relating wholly or partly to the effecting or maintenance of the obligatory insurances.

23.15	Provision of information

Each Borrower shall promptly provide the Lender (or any persons which it may designate) with any information which the Lender (or any such designated person) reasonably requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)
effecting, maintaining or renewing any such insurances as are referred to in Clause 23.16 (Mortgagee's interest and additional perils insurances) or dealing with or considering any matters relating to any such insurances, and the Borrowers shall, forthwith upon demand, indemnify the Lender in respect of all fees and other expenses incurred by or for the account of the Lender in connection with any such report as is referred to in paragraph (a) above.

23.16	Mortgagee's interest and additional perils insurances

(a)
The Lender shall be entitled from time to time to effect, maintain and renew a mortgagee's interest marine insurance and a mortgagee's interest additional perils insurance each in an amount equal to 120 per cent. of the Loan, on such terms, through such insurers and generally in such manner as the Lender may from time to time consider appropriate.

(b)
The Borrowers shall upon demand fully indemnify the Lender in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any insurance referred to in paragraph (a) above or dealing with, or considering, any matter arising out of any such insurance.

24	GENERAL SHIP UNDERTAKINGS

24.1	General

The undertakings in this Clause 24 (General Ship Undertakings) remain in force on and from the date of this Agreement and throughout the rest of the Security Period except as the Lender may otherwise permit.

24.2	Ships' names and registration

Each Borrower shall, in respect of the Ship owned by it:

(a)	keep that Ship registered in its name under the Approved Flag from time to time at its port of registration;

(b)	not do or allow to be done anything as a result of which such registration might be suspended, cancelled or imperilled;

(c)	not enter into any dual flagging arrangement in respect of that Ship; and

(d)	not change the name of that Ship,

provided that any agreed change of name or flag of a Ship shall be subject to:

(i)
that Ship remaining subject to Security securing the Secured Liabilities created by a first priority or preferred ship mortgage on that Ship and, if appropriate, a first priority deed of covenant collateral to that mortgage (or equivalent first priority Security) on substantially the same terms as the Mortgage on that Ship and related Deed of Covenant (if applicable) and on such other terms and in such other form as the Lender shall approve or require; and

(ii)	the execution of such other documentation amending and supplementing the Finance Documents as the Lender shall approve or require.

24.3	Repair and classification

Each Borrower shall keep the Ship owned by it in a good and safe condition and state of repair:

(a)	consistent with first class ship ownership and management practice; and

(b)	so as to maintain the Approved Classification free of overdue recommendations and conditions affecting that Ship's class.

24.4	Classification society undertaking

Each Borrower shall, in respect of the Ship owned by it, instruct the relevant Approved Classification Society (and procure that the Approved Classification Society undertakes with the Lender):

(a)	to send to the Lender, following receipt of a written request from the Lender, certified true copies of all original class records held by the Approved Classification Society in relation to that Ship;

(b)
to allow the Lender (or its agents), at any time and from time to time, to inspect the original class and related records of that Borrower and that Ship at the offices of the Approved Classification Society and to take copies of them;

(c)	to notify the Lender immediately in writing if the Approved Classification Society:

(i)	receives notification from that Borrower or any person that that Ship's Approved Classification Society is to be changed; or

(ii)
becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of that Ship's class under the rules or terms and conditions of that Borrower or that Ship's membership of the Approved Classification Society;

(d)	following receipt of a written request from the Lender:

(i)
to confirm that that Borrower is not in default of any of its contractual obligations or liabilities to the Approved Classification Society, including confirmation that it has paid in full all fees or other charges due and payable to the Approved Classification Society; or

(ii)
to confirm that that Borrower is in default of any of its contractual obligations or liabilities to the Approved Classification Society, to specify to the Lender in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the Approved Classification Society.

24.5	Modifications

No Borrower shall make any modification or repairs to, or replacement of, any Ship or equipment installed on it which would or might materially alter the structure, type or performance characteristics of that Ship or materially reduce its value.

24.6	Removal and installation of parts

(a)	Subject to paragraph (b) below, no Borrower shall remove any material part of any Ship, or any item of equipment installed on any Ship unless:

(i)	the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed;

(ii)	the replacement part or item is free from any Security in favour of any person other than the Lender; and

(iii)
the replacement part or item becomes, on installation on that Ship, the property of that Borrower and subject to the security constituted by the Mortgage on that Ship and the related Deed of Covenant (if applicable).

(b)	A Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship owned by that Borrower.

24.7	Surveys

Each Borrower shall submit the Ship owned by it regularly to all periodic or other surveys which may be required for classification purposes and, if so required by the Lender, provide the Lender, with copies of all survey reports.

24.8	Inspection

(a)
Each Borrower shall permit the Lender (acting through surveyors or other persons appointed by it for that purpose) to board the Ship owned by it, upon reasonable notice and without interfering with that Ship's daily operations and normal course of trading to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections.

(b)
Each Borrower shall permit the Lender, at its own cost, to inspect the Ship owned by it once in each 12-month period (starting on the Utilisation Date) and at any time after an Event of Default has occurred and is continuing.

24.9	Prevention of and release from arrest

(a)	Each Borrower shall, in respect of the Ship owned by it, promptly discharge:

(i)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against that Ship, its Earnings or its Insurances;

(ii)	all Taxes, dues and other amounts charged in respect of that Ship, its Earnings or its Insurances; and

(iii)	all other outgoings whatsoever in respect of that Ship, its Earnings or its Insurances.

(b)
Each Borrower shall, immediately upon receiving notice of the arrest of the Ship owned by it or of its detention in exercise or purported exercise of any lien or claim, take all steps necessary to procure its release by providing bail or otherwise as the circumstances may require.

24.10	Compliance with laws etc.

Each Borrower shall:

(a)	comply, or procure compliance with all laws or regulations:

(i)	relating to its business generally; and

(ii)	relating to the Ship owned by it, its ownership, employment, operation, management and registration,

including, but not limited to:

(A)	the ISM Code;

(B)	the ISPS Code;

(C)	all Environmental Laws;

(D)	all Sanctions; and

(E)	the laws of the Approved Flag; and

(b)	obtain, comply with and do all that is necessary to maintain in full force and effect any Environmental Approvals.

24.11	ISPS Code

Without limiting paragraph (a) of Clause 24.10 (Compliance with laws etc.), each Borrower shall:

(a)	procure that the Ship owned by it and the company responsible for that Ship's compliance with the ISPS Code comply with the ISPS Code;

(b)	maintain an ISSC for that Ship; and

(c)	notify the Lender immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

24.12	Sanctions and Ship trading

Without limiting Clause 24.10 (Compliance with laws etc.), each Borrower shall procure:

(a)	that the Ship owned by it shall not be used by or for the benefit of a Prohibited Person or in trading to or from a Sanctioned Country;

(b)
that the Ship owned by it shall not otherwise be used in any manner contrary to Sanctions, or in a manner that creates a risk that a Transaction Obligor will become a Prohibited Person or in any manner which would likely cause the Lender to be in breach of or made subject to Sanctions, or at risk of being in breach of or made subject to Sanctions;

(c)	that the Ship owned by it shall not be used in trading in any manner that likely creates a risk that such Ship will become a Sanctioned Ship;

(d)	that the Ship owned by it shall not be traded in any manner which would likely trigger the operation of any sanctions limitation or exclusion clause (or similar) in the Insurances; and

(e)
without prejudice to the above provisions of this Clause 24.12 (Sanctions and Ship trading), that each time charterparty in respect of the Ship owned by it shall contain, for the benefit of that Borrower, language which gives effect to the provisions of paragraph (a) of Clause 24.10 (Compliance with laws etc.) as regards Sanctions and paragraph (b) and (c) of this Clause 24.12 (Sanctions and Ship trading) and which charterparty permits refusal of employment or voyage orders if such employment or compliance with such orders either results, or risks resulting in non-compliance with such provisions or breaches, or risks breaching (in the opinion of that Borrower) Sanctions.

24.13	Trading in war zones or excluded areas

No Borrower shall cause or permit any Ship to enter or trade to any zone which is declared a war zone by any government or by that Ship's war risks insurers or which is otherwise excluded from the scope of coverage of the obligatory insurances unless:

(a)	the prior written consent of the Lender has been given; and

(b)	that Borrower has (at its expense) effected any special, additional or modified insurance cover which the Lender may require.

24.14	Provision of information

Without prejudice to Clause 20.6 (Information: miscellaneous) each Borrower shall, in respect of the Ship owned by it, promptly provide the Lender with any information which it reasonably requests regarding:

(a)	that Ship, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to its master and crew;

(c)	any expenditure incurred, or likely to be incurred, in connection with the operation, maintenance or repair of that Ship and any payments made by it in respect of that Ship;

(d)	any towages and salvages; and

(e)	its compliance, an Approved Manager's compliance and the compliance of that Ship with the ISM Code and the ISPS Code,

and, upon the Lender's request, promptly provide copies of any current Charter relating to that Ship, of any current guarantee of any such Charter, the Ship's Safety Management Certificate and any relevant Document of Compliance.

24.15	Notification of certain events

Each Borrower shall, in respect of the Ship owned by it, immediately notify the Lender in writing, of:

(a)	any casualty to that Ship which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which that Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requisition of that Ship for hire;

(d)	any requirement or recommendation made in relation to that Ship by any insurer or classification society or by any competent authority which is not immediately complied with;

(e)	any arrest or detention of that Ship or any exercise or purported exercise of any lien on that Ship or the Earnings;

(f)	any intended dry docking of that Ship;

(g)	any Environmental Claim made against that Borrower or in connection with that Ship, or any Environmental Incident;

(h)	any claim for breach of the ISM Code or the ISPS Code being made against that Borrower, an Approved Manager or otherwise in connection with that Ship;

(i)	any other matter, event or incident, actual or threatened, the effect of which will or could likely lead to the ISM Code or the ISPS Code not being complied with,

(j)
any notice, or such Borrower becoming aware, of any claim, action, suit, proceeding or investigation against any Transaction Obligor or any of their Subsidiaries or any of their respective directors, officers or employees with respect to Sanctions; or

(k)	any circumstances which could give rise to a material breach of any representation or undertaking in this Agreement, or any Event of Default, relating to Sanctions,

and each Borrower shall keep the Lender advised in writing on a regular basis and in such detail as the Lender shall reasonably require as to that Borrower's or any such Approved Manager's or any other person's response to any of those events or matters.

24.16	Restrictions on chartering, appointment of managers etc.

No Borrower shall (without the prior written consent of the Lender which shall not be unreasonably withheld) in relation to the Ship owned by it:

(a)	let that Ship on demise charter for any period;

(b)	enter into any time, voyage or consecutive voyage charter in respect of that Ship other than a Permitted Charter;

(c)
waive or fail to enforce any rights under an Assignable Charter relevant to that Ship (or any of its provisions), unless such waiver or failure to enforce does not have a Material Adverse Effect and is promptly notified to the Lender;

(d)
terminate a Management Agreement unless such Management Agreement is replaced by another Management Agreement with an Approved Manager acceptable to the Lender and such Approved Manager provides a manager's undertaking on substantially the same terms as the Manager's Undertaking;

(e)	appoint a manager of that Ship other than an Approved Manager or agree to any material alteration to the terms of a Management Agreement or any other Approved Manager's appointment;

For the avoidance of doubt, "material" alteration shall include, without limitation, any provisions of the Management Agreement relating to commissions, management fees, duration of the contract, sanctions, change of control or merger.

(f)	de activate or lay up that Ship; or

(g)
put that Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $850,000 (or the equivalent in any other currency) unless that person has first given to the Lender and in terms satisfactory to it a written undertaking not to exercise any lien on that Ship or its Earnings for the cost of such work or for any other reason.

24.17	Notice of Mortgage

Each Borrower shall keep the relevant Mortgage registered against the Ship owned by it as a valid first preferred or, as the case may be, priority mortgage, carry on board that Ship a certified copy of the relevant Mortgage and place and maintain in a conspicuous place in the navigation room and the master's cabin of that Ship a framed printed notice stating that that Ship is mortgaged by that Borrower to the Lender.

24.18	Sharing of Earnings

Neither Borrower shall enter into any agreement or arrangement for the sharing of any Earnings.

24.19	Notification of compliance

Each Borrower shall promptly provide the Lender from time to time with evidence (in such form as the Lender requires) that it is complying with this Clause 24 (General Ship Undertakings).

24.20	Charterparty Assignment

If a Borrower enters into any Assignable Charter (subject to obtaining the prior written consent of the Lender in accordance with paragraph (a) or paragraph (b) (as the case may be) of Clause 24.16 (Restrictions on chartering, appointment of managers etc.)) that Borrower shall, at the request of the Lender, execute in favour of the Lender a Charterparty Assignment in respect of that Assignable Charter and shall:

(a)
in the case where such Assignable Charter is a time charter, serve notice of that Charterparty Assignment on the relevant charterer and any charter guarantor to and use its reasonable endeavours to procure that that charterer and that charter guarantor acknowledges such notice in such form as the Lender may reasonably approve or require;

(b)
in the case where such Assignable Charter is a demise or bareboat charter, use its reasonable endeavours to procure that the relevant bareboat charterer (i) undertakes to: (A) comply with all of that Borrower's undertakings with regard to the employment, insurances, operation, repairs and maintenance of the Ship owned by it contained in this Agreement, the Mortgage on that Ship, any related Deed of Covenant (if applicable) and any General Assignment in relation to that Ship and (B) subordinate its rights and interests under the relevant Assignable Charter to the rights and interests of the Lender under the Finance Documents and (ii) provides an assignment of its rights, title and interest in the Insurances, Earnings and Requisition Compensation of that Ship in agreed form; and

(c)
in any case, deliver to the Lender such other documents in connection with that Charterparty Assignment as the Lender may reasonably require (including, without limitation, documents equivalent to those referred to in paragraphs 1.2, 1.3, 1.4, 1.5, 2.1, 5.1, 5.2 and 6.1 of Part A of Schedule 2 (Conditions Precedent) in relation to that Borrower and that Assignable Charter).

25	SECURITY COVER

25.1	Minimum required security cover

Clause 25.2 (Provision of additional security; prepayment) applies if the Lender notifies the Borrowers that the Security Cover Ratio is below 125 per cent. of the Loan.

25.2	Provision of additional security; prepayment

(a)
If the Lender serves a notice on the Borrowers under Clause 25.1 (Minimum required security cover), the Borrowers shall, on or before the date falling one Month after the date on which the Lender's notice is served (the "Prepayment Date"), prepay such part of the Loan as shall eliminate the shortfall.

(b)	A Borrower may, instead of making a prepayment as described in paragraph (a) above, provide, or ensure that a third party has provided, additional security which, in the opinion of the Lender:

(i)	has a net realisable value at least equal to the shortfall; and

(ii)	is documented in such terms as the Lender may approve or require,

before the Prepayment Date; and conditional upon such security being provided in such manner, it shall satisfy such prepayment obligation.

25.3	Value of additional vessel security

The net realisable value of any additional security which is provided under Clause 25.2 (Provision of additional security; prepayment) which constitutes a first preferred or first priority mortgage over a vessel shall be the Market Value of the vessel concerned.

25.4	Valuations binding

Any valuation under this Clause 25 (Security Cover) shall be binding and conclusive as regards each Borrower.

25.5	Provision of information

(a)
Each Borrower shall promptly provide the Lender and any shipbroker acting under this Clause 25 (Security Cover) with any information which the Lender or the shipbroker may request for the purposes of the valuation.

(b)
If a Borrower fails to provide the information referred to in paragraph (a) above by the date specified in the request, the valuation may be made on any basis and assumptions which the shipbroker or the Lender considers prudent.

25.6	Prepayment mechanism

Any prepayment pursuant to Clause 25.2 (Provision of additional security; prepayment) shall be made in accordance with the relevant provisions of Clause 7 (Prepayment and Cancellation) and shall be treated as a voluntary prepayment pursuant to Clause 7.4 (Voluntary prepayment of Loan) but ignoring any restriction as to prepayments being made on the last day of the Interest Period.

25.7	Provision of valuations

Each Borrower shall provide the Lender with a valuation of the Ship owned by it and any other vessel over which additional Security has been created in accordance with Clause 25.2 (Provision of additional security; prepayment), from an Approved Valuer, selected by and addressed to the Lender, at the Borrowers' expense, to enable the Lender to determine the Market Value of that Ship or vessel prior to the Utilisation Date, upon a Ship being sold or becomes Total Loss or at least once in every calendar year thereafter Provided that no Event of Default has occurred, in which case the Lender shall be entitled to obtain at any time, at the Borrowers' expense, valuations of that Ship, from Approved Valuers selected by the Lender, showing the Market Value of that Ship.

25.8	Release of additional security

If at any time the Lender holds additional security provided under this Clause 25 (Security Cover) and the Borrowers are in compliance with the Minimum Security Cover Ratio under Clause 25.1 (Minimum required security cover) for an immediate preceding consecutive period of at least 30 days (without taking into account the additional security to be released), the Borrowers may require the release and discharge of the relevant part of the additional security, Provided that the Borrowers demonstrate to the Lender that, if the test under Clause 25.1 (Minimum required security cover) were to be applied immediately following the release of such additional security, the Borrowers would be in compliance with the minimum required security cover under Clause 25.1 (Minimum required security cover). The Lender shall then, at the Borrowers' cost, promptly release and discharge the relevant part of that additional security if no Default is then continuing or will result from such release and discharge.

26	ACCOUNTS AND APPLICATION OF EARNINGS

26.1	Accounts

No Borrower may, without the prior consent of the Lender, maintain any bank account other than the Accounts.

26.2	Payment of Earnings

Each Borrower shall ensure that, subject only to the provisions of the General Assignment to which it is a party, all the Earnings in respect of the Ship owned by it are paid in to its Earnings Account.

26.3	Location of Accounts

Each Borrower shall promptly:

(a)	comply with any requirement of the Lender as to the location or relocation of its Accounts; and

(b)
execute any documents which the Lender reasonably specifies to create or maintain in favour of the Lender Security over (and/or rights of set-off, consolidation or other rights in relation to) the Accounts.

27	EVENTS OF DEFAULT

27.1	General

Each of the events or circumstances set out in this Clause 27 (Events of Default) is an Event of Default except for Clause 27.19 (Acceleration) and Clause 27.20 (Enforcement of security).

27.2	Non-payment

A Transaction Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within 5 Business Days of its due date.

27.3	Specific obligations

A breach occurs of Clause 4.5 (Waiver of conditions precedent), Clause 21 (Financial Covenants), Clause 22.10 (Title), Clause 22.11 (Negative pledge), Clause 22.20 (Unlawfulness, invalidity and ranking; Security imperilled), Clause 23.2 (Maintenance of obligatory insurances), Clause 23.3 (Terms of obligatory insurances), Clause 23.5 (Renewal of obligatory insurances), Clause 24.12 (Sanctions and Ship trading), or, save to the extent such breach is a failure to pay and therefore subject to Clause 27.2 (Non-payment), Clause 25 (Security Cover).

27.4	Other obligations

(a)	A Transaction Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 27.2 (Non-payment) and Clause 27.3 (Specific obligations)).

(b)
No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the Lender giving notice to the Borrowers or (if earlier) any Transaction Obligor becoming aware of the failure to comply.

27.5	Misrepresentation

Any representation or statement made or deemed to be made by a Transaction Obligor in the Finance Documents or any other document delivered by or on behalf of any Transaction Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

27.6	Cross default

(a)	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described).

(d)
Any creditor of any Obligor becomes entitled to declare due and payable any Financial Indebtedness of any Obligor prior to its specified maturity as a result of an event of default (however described).

(e)
No Event of Default will occur under this Clause 27.6 (Cross default) in respect of a person if, the aggregate amount of Financial Indebtedness with any creditors other than the Lender or commitment for Financial Indebtedness with any creditors other than the Lender falling within paragraphs (a) to (d) above, is less than (i) $500,000 in respect of each of the Borrowers and (ii) $5,000,000 in respect of the Parent Guarantor (or, in each case, its equivalent in any other currency).

27.7	Insolvency

(a)	An Obligor:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	is deemed to, or is declared to, be unable to pay its debts under applicable law;

(iii)	suspends or threatens to suspend making payments on any of its debts; or

(iv)
by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding the Lender in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

27.8	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Obligor;

(iii)
the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not a Transaction Obligor), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Obligor or any of their respective assets (as applicable); or

(iv)	enforcement of any Security over any assets of any Obligor,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) above shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement.

(c)
No Event of Default will occur under this Clause 27.8 (Insolvency proceedings) if any of the events described in paragraph (a) above occurs in respect of an Approved Manager and the relevant Borrower replaces such Approved Manager by another Approved Manager and delivers to the Lender the documents referred to at paragraph 3.4 of Part B of Schedule 2 (Conditions Precedent) within 10 Business Days from the date of such occurrence.

27.9	Creditors' process

Any expropriation, attachment, sequestration, distress or execution (or any analogous process in any jurisdiction) affects any asset or assets of a Transaction Obligor (other than an arrest or detention of a Ship referred to in Clause 27.13 (Arrest)) and is not discharged within 30 Business Days (or such later period agreed by the Lender).

27.10	Unlawfulness, invalidity and ranking

(a)	It is or becomes unlawful for a Transaction Obligor to perform any of its obligations under the Finance Documents.

(b)
Any obligation of a Transaction Obligor under the Finance Documents is not or ceases to be legal, valid, binding or enforceable if that cessation individually or together with any other cessations materially or adversely affects the interests of the Lender under the Finance Documents.

(c)
Any Finance Document ceases to be in full force and effect or to be continuing or is or purports to be determined or any Transaction Security is alleged by a party to it (other than the Lender) to be ineffective.

(d)	Any Transaction Security proves to have ranked after, or loses its priority to, any other Security.

27.11	Security imperilled

Any Security created or intended to be created by a Finance Document is in any way imperilled or in jeopardy.

27.12	Cessation of business

Any Transaction Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

27.13	Arrest

Any arrest of a Ship or its detention in the exercise or the purported exercise of any lien or claim unless it is redelivered to the full control of the relevant Borrower within 60 days of such arrest or detention.

27.14	Expropriation

The authority or ability of a Transaction Obligor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Transaction Obligor or any of its assets, unless such Transaction Obligor upon receiving notice of such event procures the release of the relevant assets and such assets are redelivered to the full control of that Transaction Obligor within 30 days of such event, other than:

(a)	an arrest or detention of a Ship referred to in Clause 27.13 (Arrest); or

(b)	any Requisition.

27.15	Repudiation and rescission of agreements

A Transaction Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Transaction Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Transaction Document or any Transaction Security or a Transaction Document or any of the Transaction Security otherwise ceases to remain in full force and effect for any reason.

27.16	Litigation

(a)
Any litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency are started or threatened, or any judgment or order of a court, arbitral body or agency is made, in relation to any of the Transaction Documents or the transactions contemplated in any of the Transaction Documents or against any Transaction Obligor or their respective assets which has or is reasonably likely to have a Material Adverse Effect.

(b)	No Event of Default will occur under this clause if:

(i)
the monetary value of the subject matter of such litigation, arbitration or administrative proceedings or investigations is assessable and the combined value thereof does not exceed (i) $500,000 in respect of each of the Borrowers and (ii) $5,000,000 in respect of the Parent Guarantor (or, in each case, its equivalent in any other currency); or

(ii)	any of the circumstances described under paragraph (a) above is stayed or complied or discharged with within 30 Business Days of its commencement.

27.17	Sanctions

(a)
Any Transaction Obligor nor, to the best of the knowledge of each such Transaction Obligor, any of their respective Subsidiaries, directors, officers or employees is designated a Prohibited Person or a Ship is designated a Sanctioned Ship.

(b)
This Clause 27.17 (Sanctions) is without prejudice to any other Event of Default which may occur by reason of breach of, or non-compliance with, any of the other provisions of this Agreement which relate to Sanctions.

27.18	Material adverse change

Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

27.19	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing, the Lender may by notice to the Borrowers:

(a)	cancel the Commitment, whereupon it shall immediately or in accordance with the provisions of such notice be cancelled;

(b)
declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon it shall become immediately or in accordance with the provisions of such notice due and payable; and/or

(c)	declare that all or part of the Loan be payable on demand, whereupon it shall immediately or in accordance with the provisions of such notice become payable on demand by the Lender,

and the Lender may serve notices under paragraphs (a), (b) and (c) above simultaneously or on different dates and the Lender may take any action referred to in Clause 27.20 (Enforcement of security) if no such notice is served or simultaneously with or at any time after the service of any of such notice.

27.20	Enforcement of security

On and at any time after the occurrence of an Event of Default which is continuing, the Lender may take any action which, as a result of the Event of Default or any notice served under Clause 27.19 (Acceleration), the Lender is entitled to take under any Finance Document or any applicable law or regulation.

SECTION 9

CHANGES TO THE PARTIES

28	CHANGES TO THE LENDER

28.1	Assignment by the Lender

Subject to this Clause 28 (Changes to the Lender), the Lender (the "Existing Lender") may assign or transfer all any of its rights or transfer by novation any of its rights and obligations or may sub-participate any amount of the Loan under the Finance Documents to another first class international bank or financial institution, insurer or to a trust, social security fund, pension fund, capital investment company, financial intermediary or special purpose vehicle associated to any of them or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").

28.2	Conditions of assignment

(a)
The Lender may, at any time, without the consent of or consultation with but upon prior 15 days notice to the Transaction Obligors, cause all or any part of its rights, benefits and/or obligations under this Agreement and the other Finance Documents to be assigned or transferred:

(i)	to an Affiliate of the Existing Lender;

(ii)	to a New Lender;

(iii)	if the Existing Lender is a fund, to a fund which is a Related Fund; or

(iv)	made at a time when an Event of Default has occurred and is continuing.

(b)	If:

(i)	the Existing Lender assigns any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)
as a result of circumstances existing at the date the assignment or change occurs, a Transaction Obligor would be obliged to make a payment to the New Lender or the Existing Lender acting through its new Facility Office under Clause 12 (Tax Gross Up and Indemnities) or under that Clause as incorporated by reference or in full in any other Finance Document or Clause 13 (Increased Costs), then the New Lender or the Existing Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender would have been if the assignment or change had not occurred.

(c)
Each Obligor on behalf of itself and each Transaction Obligor agrees that all rights and interests (present, future or contingent) which the Existing Lender has under or by virtue of the Finance Documents are assigned to the New Lender absolutely, free of any defects in the Existing Lender's title and of any rights or equities which any Borrower or any other Transaction Obligor had against the Existing Lender.

(d)
Any cost of such assignment or transfer or granting of sub-participation shall be for the account of the Lender and/or the assignee/transferee or sub-participant unless any such assignment, transfer or sub-participation is undertaken at the request of the Borrowers, in which case any cost arising shall be borne by the Borrowers.

28.3	Security over Lender's rights

In addition to the other rights provided to the Lender under this Clause 28 (Changes to the Lender), the Lender may without consulting with or obtaining consent from any Transaction Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of the Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)
if the Lender is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by the Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)
release the Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by a Transaction Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the Lender under the Finance Documents.

29	CHANGES TO THE TRANSACTION OBLIGORS

29.1	Assignment or transfer by Transaction Obligors

No Transaction Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

29.2	Additional Subordinated Creditors

(a)	The Borrowers may request that any person becomes a Subordinated Creditor, with the prior approval of the Lender, by delivering to the Lender:

(i)	a duly executed Subordination Agreement;

(ii)	a duly executed Subordinated Debt Security; and

(iii)
such constitutional documents, corporate authorisations and other documents and matters as the Lender may reasonably require, in form and substance satisfactory to the Lender, to verify that the person's obligations are legally binding, valid and enforceable and to satisfy any applicable legal and regulatory requirements.

(b)
A person referred to in paragraph (a) above will become a Subordinated Creditor on the date the Lender enters into the Subordination Agreement and the Subordinated Debt Security delivered under paragraph (a) above.

SECTION 10

ADMINISTRATION

30	PAYMENT MECHANICS

30.1	Payments to the Lender

(a)
On each date on which a Transaction Obligor is required to make a payment under a Finance Document, that Transaction Obligor shall make an amount equal to such payment available to the Lender (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)
Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Lender) and with such bank as the Lender, in each case, specifies.

30.2	Application of receipts; partial payments

(a)
If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by a Transaction Obligor under the Finance Documents, the Lender may apply that payment towards the obligations of that Transaction Obligor under the Finance Documents:

(i)	first, in or towards payment of any unpaid fees, costs and expenses of, and any other amounts owing to, the Lender, any Receiver and any Delegate under the Finance Documents;

(ii)	secondly, in or towards payment of any accrued interest and fees due but unpaid to the Lender under this Agreement;

(iii)	thirdly, in or towards payment of any principal due but unpaid to the Lender under this Agreement; and

(iv)	fourthly, in or towards payment of any other sum due to the Lender but unpaid under the Finance Documents.

(b)	Paragraph (a) above will override any appropriation made by a Transaction Obligor.

30.3	No set-off by Transaction Obligors

All payments to be made by a Transaction Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

30.4	Business Days

(a)
Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.5	Currency of account

(a)	Subject to paragraphs (b) and (c) below, dollars is the currency of account and payment for any sum due from a Transaction Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

30.6	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Borrowers); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Borrowers) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

30.7	Currency conversion

The obligations of any Transaction Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

30.8	Disruption to Payment Systems etc.

If either the Lender determines (in its discretion) that a Disruption Event has occurred or the Lender is notified by a Borrower that a Disruption Event has occurred:

(a)
the Lender may, and shall if requested to do so by a Borrower, consult with the Borrowers with a view to agreeing with the Borrowers such changes to the operation or administration of the Facility as the Lender may deem necessary in the circumstances;

(b)
the Lender shall not be obliged to consult with the Borrowers in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)
any such changes agreed upon by the Lender and the Borrowers shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties and any Transaction Obligor as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents;

(d)
the Lender shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 30.8 (Disruption to Payment Systems etc.).

31	SET-OFF

The Lender may set off any matured obligation due from a Transaction Obligor under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to that Transaction Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

32	CONDUCT OF BUSINESS BY THE LENDER

No provision of this Agreement will:

(a)	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

33	BAIL-IN

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the parties to a Finance Document, each Party acknowledges and accepts that any liability of any party to a Finance Document under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

34	NOTICES

34.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by email or letter.

34.2	Addresses

The address, email and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents are:

(a)	in the case of the Borrowers, that specified in Schedule 1 (The Parties); and

(b)
in the case of any other Obligor or the Lender, that specified in Schedule 1 (The Parties) or, if it becomes a Party after the date of this Agreement, that notified in writing to the Lender on or before the date on which it becomes a Party;

or any substitute address, email, fax number or department or officer as an Obligor may notify to the Lender (or the Lender may notify to the other Parties, if a change is made by the Lender) by not less than five Business Days' notice.

34.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 34.2 (Addresses), if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to the Lender will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer of the Lender specified in Schedule 1 (The Parties) (or any substitute department or officer as the Lender shall specify for this purpose).

(c)	Any communication or document made or delivered to the Borrowers in accordance with this Clause will be deemed to have been made or delivered to each of the Transaction Obligors.

(d)
Any communication or document which becomes effective, in accordance with paragraphs (a) to (c) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

34.4	Electronic communication

(a)
Any communication to be made or document to be delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.

(b)
Any such electronic communication or delivery as specified in paragraph (a) above to be made between an Obligor and the Lender may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.

(c)
Any such electronic communication or document as specified in paragraph (a) above made or delivered by one Party to another will be effective only when actually received (or made available) in readable form and in the case of any electronic communication or document made or delivered by a Party to the Lender only if it is addressed in such a manner as the Lender shall specify for this purpose.

(d)
Any electronic communication or document which becomes effective, in accordance with paragraph (c) above, after 5.00 p.m. in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)
Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this Clause 34.4 (Electronic communication).

34.5	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Lender, accompanied by a certified English translation prepared by a translator approved by the Lender and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

35	CALCULATIONS AND CERTIFICATES

35.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

35.2	Certificates and determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

35.3	Day count convention and interest calculation

(a)	Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated:

(i)	on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice; and

(ii)	subject to paragraph (b) below, without rounding.

(b)	The aggregate amount of any accrued interest, commission or fee which is, or becomes payable by a Transaction Obligor under a Finance Document shall be rounded to 2 decimal places.

36	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions under the law of that jurisdiction nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

37	REMEDIES AND WAIVERS

(a)
No failure to exercise, nor any delay in exercising, on the part of the Lender or any Receiver or Delegate, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document.  No election to affirm any Finance Document on the part of the Lender or any Receiver or Delegate shall be effective unless it is in writing.  No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

(b)	No variation or amendment of a Finance Document shall be valid unless in writing and signed by the Lender.

38	ENTIRE AGREEMENT

(a)
This Agreement, in conjunction with the other Finance Documents, constitutes the entire agreement between the Parties and supersedes all previous agreements, understandings and arrangements between them, whether in writing or oral, in respect of its subject matter.

(b)
Each Obligor acknowledges that it has not entered into this Agreement or any other Finance Document in reliance on, and shall have no remedies in respect of, any representation or warranty that is not expressly set out in this Agreement or in any other Finance Document.

39	SETTLEMENT OR DISCHARGE CONDITIONAL

Any settlement or discharge under any Finance Document between the Lender and any Transaction Obligor shall be conditional upon no security or payment to the Lender by any Transaction Obligor or any other person being set aside, adjusted or ordered to be repaid, whether under any insolvency law or otherwise.

40	IRREVOCABLE PAYMENT

If the Lender considers that an amount paid or discharged by, or on behalf of, a Transaction Obligor or by any other person in purported payment or discharge of an obligation of that Transaction Obligor to the Lender under the Finance Documents is capable of being avoided or otherwise set aside on the liquidation or administration of that Transaction Obligor or otherwise, then that amount shall not be considered to have been unconditionally and irrevocably paid or discharged for the purposes of the Finance Documents.

41	AMENDMENTS

41.1	Obligor Intent

Without prejudice to the generality of Clauses 1.2 (Construction), 17.4 (Waiver of defences), and 18.2 (Waiver of defences), each Obligor expressly confirms that it intends that any guarantee contained in this Agreement or any other Finance Document and any Security created by any Finance Document shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

42	CONFIDENTIAL INFORMATION

42.1	Confidentiality

The Lender agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 42.2 (Disclosure of Confidential Information) and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

42.2	Disclosure of Confidential Information

The Lender may disclose:

(a)
to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, insurers, insurance advisors, insurance brokers, partners and Representatives such Confidential Information as the Lender shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)
to (or through) whom it assigns (or may potentially assign) all or any of its rights and/or obligations under one or more Finance Documents and, in each case, to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Transaction Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(iii)
appointed by the Lender or by a person to whom sub-paragraph (i) or (ii) of paragraph (b) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in sub-paragraph (i) or (ii) of paragraph (b) above;

(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitrations, administrative or other investigations, proceedings or disputes;

(vii)	who is a Party, a member of the Group or any related entity of a Transaction Obligor;

(viii)	as a result of the registration of any Finance Document as contemplated by any Finance Document or any legal opinion obtained in connection with any Finance Document; or

(ix)	with the consent of the Parent Guarantor;

in each case, such Confidential Information as the Lender shall consider appropriate if:

(A)
in relation to sub-paragraphs (i), (ii) and (iii) of paragraph (b) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)
in relation to sub-paragraph (iv) of paragraph (b) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)
in relation to sub-paragraphs (v), (vi) and (vii) of paragraph (b) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender, it is not practicable so to do in the circumstances;

(c)
to any person appointed by the Lender or by a person to whom sub-paragraph (i) or (ii) of paragraph (b) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered in to a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrowers and the Lender;

(d)
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Transaction Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

42.3	DAC6

Nothing in any Finance Document shall prevent disclosure of any Confidential Information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Finance Documents or any transaction carried out in connection with any transaction contemplated by the Finance Documents to become an arrangement described in Part II A 1 of Annex IV of Directive 2011/16/EU.

42.4	Entire agreement

This Clause 42 (Confidential Information) constitutes the entire agreement between the Parties in relation to the obligations of the Lender under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

42.5	Inside information

The Lender acknowledges that some or all of the Confidential Information is or may be price‑sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Lender undertakes not to use any Confidential Information for any unlawful purpose.

42.6	Notification of disclosure

The Lender agrees (to the extent permitted by law and regulation) to inform the Borrowers:

(a)
of the circumstances of any disclosure of Confidential Information made pursuant to sub‑paragraph (v) of paragraph (b) of Clause 42.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 42 (Confidential Information).

42.7	Continuing obligations

The obligations in this Clause 42 (Confidential Information) are continuing and, in particular, shall survive and remain binding on the Lender for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and the Commitment has been cancelled or otherwise ceased to be available; and

(b)	the date on which the Lender otherwise ceases to be the Lender.

43	CONFIDENTIALITY OF FUNDING RATES

43.1	Confidentiality and disclosure

(a)	Each Obligor agrees to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraph (b) below.

(b)	Each Obligor may disclose any Funding Rate, to:

(i)
any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives, if any person to whom that Funding Rate is to be given pursuant to this sub-paragraph (i) is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii)
any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)
any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the Lender.

43.2	Related obligations

(a)
Each Obligor acknowledges that each Funding Rate is or may be price sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each Obligor undertakes not to use any Funding Rate for any unlawful purpose.

(b)	Each Obligor agrees (to the extent permitted by law and regulation) to inform the Lender:

(i)
of the circumstances of any disclosure made pursuant to sub-paragraph (ii) of paragraph (b) of Clause 43.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 43 (Confidentiality of Funding Rates).

43.3	No Event of Default

No Event of Default will occur under Clause 27.4 (Other obligations) by reason only of an Obligor's failure to comply with this Clause 43 (Confidentiality of Funding Rates).

44	AMENDMENTS

44.1	Changes to reference rates

(a)	If a Published Rate Replacement Event has occurred in relation to any Published Rate, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Reference Rate in place of that Published Rate; and

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(B)
enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Reference Rate;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(E)
adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Lender and the Borrowers.

(b)	In this Clause 44.1 (Changes to reference rates):

"Published Rate" means:

(a)	SOFR; or

(b)	Term SOFR for any Quoted Tenor.

"Published Rate Replacement Event" means, in relation to a Published Rate:

(a)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Lender and the Borrowers, materially changed;

(b)

 (i)

(A)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)
information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(ii)
the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(iii)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or

(iv)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or

(c)
the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Lender and the Borrowers) temporary; or

(ii)	that Published Rate is calculated in accordance with any such policy or arrangement for a period no less 15 Business Days; or

(d)	in the opinion of the Lender and the Borrowers, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

"Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

"Replacement Reference Rate" means a reference rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Published Rate by:

(b)	the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or

(c)	any Relevant Nominating Body,

(d)
and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Reference Rate" will be the replacement under sub-paragraph (b) above;

(e)
in the opinion of the Lender and the Borrowers, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor or alternative to a Published Rate; or

(f)	in the opinion of the Lender and the Borrowers, an appropriate successor or alternative to a Published Rate.

45	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

46	DATA PROTECTION

46.1	Data Protection

For the scope of this Agreement, all Parties may exchange and process personal data. The Parties will be acting as separate independent controllers, determining the purposes and the means of the processing made by them or on their behalf:

(a)
The Parties agree and undertake to process the personal data exclusively for the purposes defined in this Agreement and in accordance with the provisions of this Agreement and the applicable Data Protection Legislation, including local laws and regulations, the GDPR Regulation and any guidelines published by the European Data Protection Board and competent supervisory authorities.

(b)	The Parties have designed and implemented appropriate policies and procedures for the protection of personal data and undertake to treat the personal data exchanged as strictly confidential.

(c)
The Parties shall limit access to the personal data to individuals and/or legal entities strictly necessary for the performance, management and monitoring of this Agreement. The Parties shall ensure any individual and/or legal entity that is granted access to the personal data exchanged shall be subject to an obligation of secrecy and/or have signed in advance a confidentiality and/or data protection agreement.

(d)
If required, the Parties agree to mutual co-operation, support and assistance in case of requests, incidents and audits regarding the protection of the personal data processed under this Agreement, including but not limited to data subject requests, data breach incidents, data protection impact assessments, data protection audits, requests to provide information to supervisory authorities, etc.

(e)	The Parties hereby agree and undertake to:

(i)
ensure the security and the confidentiality of the processing by implementing appropriate technical and organisational measures that ensure a level of security appropriate to the risk of the processing of the personal data exchanged. In assessing the appropriate level of security, account shall be taken of the risks that are presented by processing, in particular from accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to personal data transmitted, stored or otherwise processed;

(ii)
ensure the accuracy of the personal data exchanged and retain them for the minimum amount of time necessary to fulfill the objectives of processing defined by each Party in an entirely independent manner, unless otherwise permitted by law;

(iii)	to not retain and process personal data for purposes other than the ones described in this Agreement; and

(iv)
to not disclose personal data of any other Party to any third party, unless such disclosure is authorised by such other Party or is required by a statutory obligation of the disclosing Party. The disclosing Party shall inform the other Party in advance of any statutory obligations that apply regarding the disclosure of personal data to third parties.

(f)
In the event that, for the purposes of this Agreement or as required by applicable EU or local law or other statutory obligation, it is necessary to transmit the personal data exchanged to a third country outside the European Economic Area or an international organisation, such transmission shall take place only if there are sufficient guarantees ensuring that the level of protection of personal data as provided by the GDPR Regulation is not undermined.

(g)
Each Party is solely liable for the processing of the personal data exchanged that is performed by such Party or on its behalf. In the event that any of the Parties is found liable for unlawful processing of the personal data exchanged, data breach or other unlawful act or omission related to individual's rights on the protection of their data, such Party shall be responsible to indemnify and hold harmless any other Party against all claims, actions, third party claims, losses, damages and expenses incurred by the other Party, which are directly connected with and attributable to its liability, and arising directly or indirectly out of or in connection with a breach of this Agreement or breach of the applicable Data Protection Legislation unless such Party demonstrates that it was not liable. Limitations of liability included in this Agreement or otherwise agreed between the Parties shall not apply to this Clause.

For the purposes of this Clause 46 (Data Protection), the terms "personal data", "process/processing", "controller", "processor", "data subject", "data subject request", "data breach incident" and "supervisory authority" shall have the same meaning as in the GDPR Regulation.

46.2	Process of personal data

Each Borrower hereby expressly gives its consent to the communication for process in the meaning of Law 2472/97 by the Lender of its personal data contained in this Agreement, the Finance Documents, in the relevant Earnings Account for onwards communication thereof to an inter-banking database record called "Teiresias" kept and solely used by banks and financial institutions. Each Borrower is entitled at any relevant time throughout the Security Period to revoke its consent given hereunder by written notice addressed to the Lender and the Registrar of "Teiresias A.E." at 2, Alamanas street, 15125 Maroussi, Athens, Greece.

47	GOVERNING LAW AND ENFORCEMENT

Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

48	ENFORCEMENT

48.1	Jurisdiction

(a)
Unless specifically provided in another Finance Document in relation to that Finance Document, the courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with any Finance Document (including a dispute regarding the existence, validity or termination of any Finance Document or any non-contractual obligation arising out of or in connection with any Finance Document) (a "Dispute").

(b)	The Obligors accept that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Obligor will argue to the contrary.

(c)
To the extent allowed by law, this Clause 48.1 (Jurisdiction) is for the benefit of the Lender only.  As a result, the Lender shall be not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

48.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)
irrevocably appoints Messrs Shoreside Agents Ltd, presently at 5 St Helen's Place, London EC3A 6AB (T: +44 (0)20 3771 8869, M: + 44 (0) 7591 440086, Fax: +44 (0)20 3771 8870, attention: Andrew Johnson) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)
If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrowers (on behalf of all the Obligors) must immediately (and in any event within 5 days of such event taking place) appoint another agent on terms acceptable to the Lender.  Failing this, the Lender may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE PARTIES

PART A

THE OBLIGORS

Name of Borrower	Place of Incorporation	Registration number (or equivalent, if any)	Address for Communication
TITAN OCEAN NAVIGATION CO.	Republic of Liberia	C-125681	154 Vouliagmenis Avenue, 166 74 Glyfada, Athens Greece Tel: +302130181507 Email: legal@seanergy.gr Fax: +302109638404

PAROS OCEAN NAVIGATION CO.	Republic of Liberia	C-125033	154 Vouliagmenis Avenue, 166 74 Glyfada, Athens Greece Tel: +302130181507 Email: legal@seanergy.gr Fax: +302109638404

Name of Parent Guarantor	Place of Incorporation	Registration number (or equivalent, if any)	Address for Communication

SEANERGY MARITIME HOLDINGS CORP.	Republic of the Marshall Islands	27721	154 Vouliagmenis Avenue, 166 74 Glyfada, Athens Greece Tel: +302130181507 Email: legal@seanergy.gr Fax: +302109638404

PART B

THE ORIGINAL LENDER

Name of Original Lender	Address for Communication
ALPHA BANK S.A.	Shipping Division 93, Akti Miaouli GR-185 38, Piraeus Greece Fax: +30 210 429 0268 Tel: +30 210 429 0116 Email: shipping@alpha.gr Attn: the Manager

SCHEDULE 2

CONDITIONS PRECEDENT

PART A

CONDITIONS PRECEDENT TO UTILISATION REQUEST

1	Obligors

1.1	A copy of the constitutional documents of each Obligor.

1.2	A copy of a resolution of the board of directors of each Obligor:

(a)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(b)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(c)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, the Utilisation Request and each Selection Notice) to be signed and/or despatched by it under, or in connection with, the Finance Documents to which it is a party.

1.3	An copy of the power of attorney of any Obligor authorising a specified person or persons to execute the Finance Documents to which it is a party.

1.4	A specimen of the signature of each person authorised by the resolution referred to in paragraph 1.2 above.

1.5
A copy of a resolution signed by the Parent Guarantor as the holder of the issued shares in each Borrower, approving the terms of, and the transactions contemplated by, the Finance Documents to which that Borrower is a party.

1.6
A certificate of each Obligor (signed by an officer) confirming that borrowing or guaranteeing, as appropriate, the Commitment would not cause any borrowing, guaranteeing or similar limit binding on that Transaction Obligor to be exceeded.

1.7
A certificate of each Obligor that is incorporated outside the UK (signed by an officer) certifying either that (i) it has not delivered particulars of any UK Establishment to the Registrar of Companies as required under the Overseas Regulations or (ii) it has a UK Establishment and specifying the name and registered number under which it is registered with the Registrar of Companies.

1.8
A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this Part A of Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2	Assignable Charter, MOA and other documents

2.1
Copies of any Assignable Charter and such documentary evidence as the Lender and its legal advisers may require in relation to the due authorisation and execution by the relevant Borrower and the Charterer of such Assignable Charter.

2.2	Copies of all documents signed or issued by Borrower A or the Lessor (or both of them) under or in connection with the MOA.

2.3
Such documentary evidence as the Lender and its legal advisers may require in relation to the due authorisation and execution of documents referred to in paragraph 2.2 of this Part A, Schedule 2 (Conditions Precedent) by each of the parties thereto.

3	Finance Documents

3.1	A duly executed original of the Subordination Agreement and copies of each Subordinated Finance Document.

3.2	A duly executed original of any Finance Document not otherwise referred to in this Schedule 2 (Conditions Precedent).

3.3	A duly executed original of any other document required to be delivered by each Finance Document if not otherwise referred to this Schedule 2 (Conditions Precedent).

4	Security

A duly executed original of each Account Security in relation to the Accounts (and of each document to be delivered under each of them).

5	Legal opinions

5.1	A legal opinion of Watson Farley & Williams, legal advisers to the Lender in England, substantially in the form obtained by the Lender before signing this Agreement.

5.2
If a Transaction Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Lender in the relevant jurisdiction, substantially in the form obtained by the Lender before signing this Agreement.

6	Other documents and evidence

6.1	Evidence that any process agent referred to in Clause 48.2 (Service of process), if not a Transaction Obligor, has accepted its appointment.

6.2
A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any Transaction Document or for the validity and enforceability of any Transaction Document.

6.3
A valuation of each Ship, addressed to the Lender, stated to be for the purposes of this Agreement and dated on a date specified by and acceptable to the Lender before the Utilisation Date from an Approved Valuer and showing the Market Value of that Ship.

6.4	The Original Financial Statements.

6.5	The original or a copy of any mandates or other documents required in connection with the opening or operation of the Accounts.

6.6	Evidence that the fees, costs and expenses then due from the Borrowers pursuant to Clause 11 (Fees) and Clause 16 (Costs and Expenses) have been paid or will be paid by the Utilisation Date.

6.7	Such evidence as the Lender may require to be able to satisfy its "know your customer" or similar identification procedures in relation to the transactions contemplated by the Finance Documents.

PART B

CONDITIONS PRECEDENT TO UTILISATION

1	Borrowers

A certificate of an authorised signatory of each Borrower certifying that each copy document which it is required to provide under this Part B of Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect as at the Utilisation Date.

2	Release of Existing Security

An original of the Deed of Release and of each document to be delivered under or pursuant to it, together with evidence satisfactory to the Lender of its due execution by the parties to it.

3	Ship and other security

3.1
A duly executed original of the Mortgage and the Deed of Covenant (if applicable), the General Assignment and of each document to be delivered under or pursuant to each of them together with documentary evidence that on the Delivery Date the Mortgage in respect of each Ship has been duly registered as a valid first preferred or, as the case may be, priority ship mortgage in accordance with the laws of the jurisdiction of its Approved Flag.

3.2	Documentary evidence that:

(a)
Ship A has been unconditionally delivered by the Lessor to, and accepted by, Borrower A under the MOA and that the full purchase price representing the Purchase Option Price payable to the Lessor and all other sums due to the Lessor under the MOA, other than the sums to be financed pursuant to the Utilisation of the Loan, have been paid;

(b)	each Ship is definitively and permanently registered in the name of the relevant Borrower under the Approved Flag;

(c)	each Ship is in the absolute and unencumbered ownership of the relevant Borrower save as contemplated by the Finance Documents;

(d)	each Ship maintains the Approved Classification with the Approved Classification Society free of all overdue recommendations and conditions of the Approved Classification Society; and

(e)	each Ship is insured in accordance with the provisions of this Agreement and all requirements in this Agreement in respect of insurances have been complied with.

3.3
Documents establishing that each Ship will, as from the Utilisation Date, be managed commercially by its Approved Commercial Manager and managed technically by its Approved Technical Manager on terms acceptable to the Lender, together with:

(a)	a Manager's Undertaking for each of the Approved Technical Manager and the Approved Commercial Manager; and

(b)
copies of the relevant Approved Technical Manager's Document of Compliance and of each Ship's Safety Management Certificate (together with any other details of the applicable Safety Management System which the Lender requires) and of any other documents required under the ISM Code and the ISPS Code in relation to each Ship including without limitation an ISSC.

3.4	An opinion from an independent insurance consultant acceptable to the Lender on such matters relating to the Insurances as the Lender may require.

4	Legal opinions

Legal opinions of the legal advisers to the Lender in the jurisdiction of the Approved Flag of each Ship and such other relevant jurisdictions as the Lender may require.

5	Other documents and evidence

5.1	Evidence that the Minimum Cash Reserve required pursuant to Clause 21.1 (Minimum Cash Reserve) has been maintained by the Parent Guarantor or will be funded by the Loan.

5.2	Evidence that the fees, costs and expenses then due from the Borrowers pursuant to Clause 11 (Fees) and Clause 16 (Costs and Expenses) have been paid or will be paid by the Utilisation Date.

SCHEDULE 3

REQUESTS

PART A

UTILISATION REQUEST

From:	Titan Ocean Navigation Co. Paros Ocean Navigation Co.

To:	ALPHA BANK S.A. Shipping Division 93, Akti Miaouli GR-185 38, Piraeus Greece

Dated: [●] 2024

Titan Ocean Navigation Co. and Paros Ocean Navigation Co. – Up to $34,000,000 Facility Agreement dated [●] 2024 (the "Agreement")

1	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow the Loan on the following terms:

Proposed Utilisation Date:	[●] 2024 (or, if that is not a Business Day, the next Business Day)

Amount:	[●] or, if less, the Available Facility

Interest Period for the Loan:	[●]

3	You are authorised and requested to deduct from the Loan prior to funds being remitted the following amounts set out against the following items:

Deductible Items	$

Arrangement Fee

Lender's solicitors' fees inclusive of disbursements and VAT

[●] legal opinion fees (if any)

Net proceeds of Loan

4
We confirm that each condition specified in Clause 4.1 (Initial conditions precedent), Clause 4.2 (Conditions precedent to Utilisation Request) and Clause 4.3 (Conditions precedent to Utilisation) of the Agreement are satisfied on the date of this Utilisation Request.

5	The [net] proceeds of the Loan should be credited to [account].

6	This Utilisation Request is irrevocable.

Yours faithfully

Name:
Title:
for and on behalf of
Titan Ocean Navigation Co.

Name:
Title:
for and on behalf of
Paros Ocean Navigation Co.

PART B

SELECTION NOTICE

From:	Titan Ocean Navigation Co. Paros Ocean Navigation Co.

To:	ALPHA BANK S.A. Shipping Division 93, Akti Miaouli GR-185 38, Piraeus Greece

Dated: [●] 2024

Titan Ocean Navigation Co. and Paros Ocean Navigation Co. – Up to $34,000,000 Facility Agreement dated [●] 2024 (the "Agreement")

1	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2	We request that, subject to paragraph (f) of Clause 9.1 (Selection of Interest Periods) of the Agreement, the next Interest Period for the Loan be [●] Months.

3	This Selection Notice is irrevocable.

Yours faithfully

Name:
Title:
for and on behalf of
Titan Ocean Navigation Co.

Name:
Title:
for and on behalf of
Paros Ocean Navigation Co.

SCHEDULE 4

FORM OF COMPLIANCE CERTIFICATE

To:         Alpha Bank S.A., as Lender

From:     Seanergy Maritime Holdings Corp., as Parent Guarantor

Dated: [●]

Titan Ocean Navigation Co. and Paros Ocean Navigation Co. – Up to $34,000,000 Facility Agreement dated [●] 2024 (the "Agreement")

1
We refer to the Agreement.  This is a Compliance Certificate.  Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	We confirm that we maintain an unencumbered credit balance of [●] in respect of each Fleet Vessel.

3	[We confirm that no Default is continuing.]

Signed:

[Officer]
of
[Parent Guarantor]

for and on behalf of
[name of auditors of the Parent Guarantor]

SCHEDULE 5

DETAILS OF THE SHIPS

Ship name	Name of the Borrower owner	Type	GRT	NRT	Approved Flag and port of registration	Approved Classification Society	Approved Classification	Approved Commercial Manager	Approved Technical Manager
"TITANSHIP" (IMO no: 9603362)	Titan Ocean Navigation Co.	Bulk Carrier	106,251	67,694	Liberia	LR	¦100A1 Bulk Carrier, CSR, BC-A, GRAB[20], Hold Nos. 2, 4, 6 and 8 May Be Empty, ESP, ShipRight ACS(B), *IWS, LI ¦LMC, UMS	Fidelity Marine Inc. as commercial manager; Seanergy Management Corp.	V.Ships Greece Ltd.
"PAROSHIP" (IMO no: 9614880)	Paros Ocean Navigation Co.	Bulk Carrier	93,074	60,504	Liberia	LR	¦100A1 Bulk Carrier, CSR, BC-A, GRAB[20], Hold Nos. 2, 4, 6 and 8 May Be Empty, ESP, *IWS, LI ¦LMC, UMS, EGCS(Open, Partial)	Fidelity Marine Inc. Seanergy Management Corp.	V.Ships Greece Ltd.

SCHEDULE 6

TIMETABLES

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of the Utilisation Request)) or a Selection Notice (Clause 9.1 (Selection of Interest Periods))	Two Business Days before the intended Utilisation Date (Clause 5.1 (Delivery of the Utilisation Request)) or the expiry of the preceding Interest Period (Clause 9.1 (Selection of Interest Periods))

Term SOFR is fixed	Noon on the Quotation Day

EXECUTION PAGES

BORROWERS

SIGNED by	Stavros Gyftakis	)	/s/ Stavros Gyftakis
as attorney-in-fact		)
for and on behalf of		)
TITAN OCEAN NAVIGATION CO.		)
in the presence of:		)

Witness' signature:		)	/s/ Maria Moschopoulou
Witness' name:	Maria Moschopoulou	)
Witness' address:	154 Vouliagmenis Avenue,	)
166 74, Glyfada, Greece

SIGNED by	Stavros Gyftakis	)	/s/ Stavros Gyftakis
as attorney-in-fact		)
for and on behalf of		)
PAROS OCEAN NAVIGATION CO.		)
in the presence of:		)

Witness' signature:		)	/s/ Maria Moschopoulou
Witness' name:	Maria Moschopoulou	)
Witness' address:	154 Vouliagmenis Avenue,	)
166 74, Glyfada, Greece

PARENT GUARANTOR

SIGNED by	Stavros Gyftakis	)	/s/ Stavros Gyftakis
as attorney-in-fact		)
for and on behalf of		)
SEANERGY MARITIME HOLDINGS CORP.		)
in the presence of:		)

Witness' signature:		)	/s/ Maria Moschopoulou
Witness' name:	Maria Moschopoulou	)
Witness' address:	154 Vouliagmenis Avenue,	)
166 74, Glyfada, Greece

ORIGINAL LENDER

SIGNED by	C. V. Flokos	)	/s/ C. V. Flokos
and	N. D. Kagkarakis	)
duly authorised		)	/s/ N. D. Kagkarakis
for and on behalf of		)
ALPHA BANK S.A.		)
in the presence of:		)

Witness' signature:		)	/s/ Michail Arkadis
Witness' name:	Michail Arkadis	)
Witness' address:	WATSON FARLEY & WILLIAMS GREECE	)
348 SYNGROU AVENUE
KALLITHEA 176 74 ATHENS - GREECE